UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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ALON USA ENERGY, INC.

(Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Our Stockholders:
     The Board of Directors has determined that the 2010 Annual Meeting of Stockholders of Alon USA Energy, Inc., or Alon, will be held on May 4, 2010 at 9:00 a.m., Dallas, Texas time, at The Frontiers of Flight Museum, 6911 Lemmon Avenue, Dallas, Texas 75209, for the following purposes:
(1) To elect ten directors to serve until the 2011 annual meeting or until their respective successors are elected and have been qualified;
(2) To ratify the appointment of KPMG LLP as Alon’s independent registered public accounting firm for 2010;
(3) To approve the Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan; and
(4) To transact any other business properly brought before the annual meeting.
     Information concerning the matters to be voted upon at the annual meeting is set forth in the accompanying Proxy Statement. Holders of record of Alon’s common stock as of the close of business on March 15, 2010 are entitled to notice of, and to vote at, the annual meeting.
     To make it easier for you to vote, Internet and telephone voting are available. The instructions on your proxy card describe how to use these services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed envelope. No postage is required if mailed in the United States. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. We urge you to vote your proxy promptly by Internet, telephone or mail, whether or not you plan to attend the annual meeting in person. If you do attend the annual meeting in person, you may withdraw your proxy and vote personally on all matters brought before the annual meeting.
     Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Stockholders to be held on May 4, 2010. Pursuant to Securities and Exchange Commission rules we have elected the “full set delivery” option of providing proxy materials to our stockholders whereby we are delivering to all stockholders paper copies of all of our proxy materials, including a proxy card, as well as providing access to our proxy materials on a publicly accessible website. Alon’s Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2009 are available at our corporate website and may be accessed at http://phx.corporate-ir.net/phoenix.zhtml?c=190387&p=proxy. In accordance with such rules, we do not use “cookies” or other software that identifies visitors accessing these materials on our website.
By order of the Board of Directors,
Harlin R. Dean
Senior Vice President-Legal, General Counsel and Secretary
Alon USA Energy, Inc.
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
April 7, 2010

i

ALON USA ENERGY, INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 4, 2010
GENERAL INFORMATION
     This Proxy Statement is being mailed to stockholders beginning on or about April 7, 2010 in connection with the solicitation of proxies by the Board of Directors of Alon USA Energy, Inc., which we refer to as Alon or the Company, to be voted at the 2010 Annual Meeting of Stockholders of Alon to be held May 4, 2010 and at any postponement or adjournment thereof. The accompanying notice describes the time, place and purposes of the annual meeting.
     Holders of record of Alon’s common stock, $0.01 par value, at the close of business on March 15, 2010, the record date, are entitled to vote on the matters presented at the annual meeting. On the record date, 54,170,913 shares of common stock were issued and outstanding and entitled to one vote per share. The common stock is the only outstanding class of voting securities of Alon.
     Action may be taken at the annual meeting on May 4, 2010 or on any date or dates to which the meeting may be adjourned. The holders of a majority of the outstanding shares of common stock, present in person or represented by proxy, as of the record date will constitute a quorum for the transaction of business at the annual meeting. For purposes of determining whether a quorum exists, abstentions and broker non-votes will be included in determining the number of shares present or represented at the annual meeting. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.
     A “broker non-vote” occurs when your broker submits a proxy card for your shares of common stock held in a fiduciary capacity (often referred to as being held in “street name”), but does not indicate a vote on a particular matter because the broker has not received voting instructions from you and does not have authority to vote on that matter without such instructions. Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. Routine matters include the ratification of the appointment of the independent registered public accountants. Non-routine matters include the election of directors, actions on stock plans and stockholder proposals. In order to obtain approval of any matter brought to a vote at the annual meeting, the affirmative vote of the holders of a majority (or, in the case of the election of any nominee as a director, a plurality) of the shares of common stock represented at the annual meeting and actually voted is required. Consequently, abstentions and broker non-votes will have no effect on the outcome of the ratification of the appointment of the independent registered public accountants but will have the effect of a vote against the election of directors, actions on stock plans and all other proposals.
     Unless instructions to the contrary are given, shares will be voted as indicated on the proxy card. A stockholder who has given a proxy may revoke it as to any proposal on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of Alon USA Energy, Inc. in care of Mellon Investor Services, Attention: Proxy Department, at 480 Washington Blvd., Jersey City, New Jersey 07310-1900 or at the executive offices of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251, at any time up to the meeting or any postponement or adjournment thereof, or by delivering it to the Chairman of the meeting. If no instructions are indicated, such shares will be voted FOR the director nominees identified below, FOR ratification of the appointment of Alon’s independent accountants and FOR approval of the Alon USA Energy, Inc. 2005 Amended and Restated Incentive Compensation Plan, as described below.
     Alon pays for the cost of soliciting proxies for the annual meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by telephone and or otherwise by directors, officers or employees of Alon, none of whom will be specially compensated for such activities. Alon also intends to request that brokers, banks and other nominees solicit proxies from their principals and will reimburse such brokers, banks and other nominees for reasonable expenses incurred by them in connection with such activities.

CORPORATE GOVERNANCE MATTERS
The Board of Directors
     At the date of this Proxy Statement, the Board of Directors, or the Board, consists of ten members. Ten director nominees have been nominated for election at the annual meeting to serve for a one-year term expiring at Alon’s annual meeting of stockholders in 2011.
     During 2009, the Board held six meetings. Each director attended at least 75% of the total number of meetings of the Board and committees on which he served other than Messrs. Fainaro and Grinshpon. Two of our directors attended Alon’s annual meeting of stockholders held in 2009. Under Alon’s Corporate Governance Guidelines, each director is expected to devote the time necessary to appropriately discharge his or her responsibilities and to rigorously prepare for, and attend and participate in, Board meetings and meetings of Board committees on which he or she serves. Each director is expected to ensure that other commitments do not materially interfere with his or her service on the Board of Alon.
     The age, principal occupation, board qualifications and certain other information for each director nominee are set forth below:
     David Wiessman, 55, has served as Executive Chairman of the Board of Directors of Alon since July 2000 and served as President and Chief Executive Officer of Alon from its formation in 2000 until May 2005. Mr. Wiessman has over 25 years of oil industry and marketing experience. Since 1994, Mr. Wiessman has been Chief Executive Officer, President and a director of Alon Israel Oil Company, Ltd., or Alon Israel, Alon’s parent company. In 1987, Mr. Wiessman became Chief Executive Officer of, and a stockholder in, Bielsol Investments (1987) Ltd., which acquired a 50% interest in Alon Israel in 1992. In 1976, after serving in the Israeli Air Force, he became Chief Executive Officer of Bielsol Ltd., a privately-owned Israeli company that owns and operates gasoline stations and owns real estate in Israel. Mr. Wiessman has also been Executive Chairman of the Board of Directors of Blue Square-Israel, Ltd., which is listed on the New York Stock Exchange, or NYSE, and the Tel Aviv Stock Exchange, or TASE, since 2003; Chairman of Blue Square Real Estate Ltd., which is listed on the TASE, since 2006; and Executive Chairman of the Board and President of Dor-Alon Energy Israel (1988) Ltd., which is listed on the TASE, since 2005, and all of which are subsidiaries of Alon Israel. Mr. Wiessman has also been Executive Chairman of the Board of Directors of Alon Refining Krotz Springs, Inc., or Krotz Springs, since 2008. Krotz Springs is a subsidiary of Alon through which Alon conducts its Louisiana refining business and which has publicly traded debt in the United States. The Board has concluded that Mr. Wiessman’s vision, business expertise, industry experience, leadership skills and devotion to community service qualify him to serve as Executive Chairman of the Board.
     Itzhak Bader, 63, has served as a director of Alon since August 2000. Mr. Bader has also served as Chairman of the Board of Directors of Alon Israel since 1993. He is Chairman of Granot Cooperative Regional Organization Corporation, a purchasing organization of the Kibbutz movement, a position he has held since 1995. In addition, he is also Chairman of Gat Givat Haim Agricultural Cooperative for Conservation of Agricultural Production Ltd., an Israeli beverage producer, a position he has held since 1999. Mr. Bader has also been the Co-Chairman of Dor-Alon Energy in Israel (1988) Ltd. since 2005, a director of Blue Square-Israel, Ltd. since 2003 and a director of Blue Square Real Estate Ltd. since 2005, each a subsidiary of Alon Israel. The Board has concluded that Mr. Bader’s experience gained while serving as a director on a number of companies’ boards, including several chairman positions, qualify him to serve as a member of the Board.
     Boaz Biran, 46, has served as director of Alon since May 2002. Mr. Biran has been a director of Bielsol Investments (1987) Ltd., an investment company that owns 50.38% of Alon Israel, since 1998, and served as Chairman of the Board of Directors of Rosebud Real Estate Ltd., an investment company in Israel listed on the TASE, since November 2003. Mr. Biran was also a partner in Shraga F. Biran & Co., a law firm in Israel, from 1999 to 2008. The Board has concluded that Mr. Biran’s broad business background and experience, legal expertise and directorship experience qualify him to serve as a member of the Board.
     Shlomo Even, 53, has served as a director since November 2009. Mr. Even has been a certified public accountant and partner of the certified public accounting firm of Tiroshi Even since 1986. Mr. Even has also been a director of Alon Israel since 2002 (and previously from 1994 to 1999), Dor-Alon Energy in Israel (1988) Ltd. since

September 1999, Blue Square-Israel Ltd. since July 2003, Rosebud Real Estate Ltd. since July 2000, and Alon Natural Gas Ltd., which is listed on the TASE, since November 2009. Shlomo Even is the brother of Shai Even, our Senior Vice President and Chief Financial Officer. The Board has concluded that Mr. Even’s public accounting experience, knowledge of corporate financial reporting and directorship experience qualify him to serve as a member of the Board.
     Avinadav Grinshpon, 38, has served as director of Alon since March 2008. Mr. Grinshpon has served as a director and consultant for Africa Israel Investments Ltd., an Israeli holding and investment company, since 2005, its Vice Chairman since June 2008 and from January 2008 to June 2008, as its Interim Chief Executive Officer. Mr. Grinshpon is the Chief Executive Officer of Memorand Management (1997) Ltd., a position he has held since 2006, and served as its Chief Financial Officer from 2002 until 2006. Mr. Grinshpon is a certified public accountant licensed in Israel. The Board has concluded that Mr. Grinshpon’s business education, public accounting experience, and management experience qualify him to serve as a member of the Board.
     Ron W. Haddock, 69, has served as a director of Alon since December 2000. From January 1989 to July 2000, Mr. Haddock served as Chief Executive Officer of Fina, Inc. Mr. Haddock has served as Chairman of the Board of AEI Services, LLC, an international power generation and distribution, and natural gas transmission distribution company since 2006; Rubicon Offshore International, an oil storage and production well servicing company since 2008; and Safety-Kleen Systems, Inc., a waste management, oil recycling and refining company since 2003. Mr. Haddock also has served as a director of Trinity Industries, Inc., a diversified transportation, industrial and construction company since 2007, Adea Solutions, Inc., a high-tech personnel and consulting firm since 2000; and Petron Corporation, an oil refining and marketing company since 2009. The Board has concluded that Mr. Haddock’s extensive directorship experience, past executive positions within the refining industry, financial reporting background and expertise qualify him to serve as a member of the Board.
     Jeff D. Morris, 58, has served as a director and as Alon’s Chief Executive Officer since May 2005 and has served as Chief Executive Officer of Alon’s other operating subsidiaries since July 2000. Mr. Morris also served as Alon’s President from May 2005 until March 2010 and President of Alon’s other operating subsidiaries from July 2000 until March 2010. Prior to joining Alon, he held various positions at Fina, Inc., where he began his career in 1974. Mr. Morris served as Vice President of Fina’s SouthEastern Business Unit from 1998 to 2000 and as Vice President of its SouthWestern Business Unit from 1995 to 1998. In these capacities, he was responsible for both the Big Spring refinery and Fina’s Port Arthur refinery and the crude oil gathering assets and marketing activities for both business units. Mr. Morris has also been a director of Krotz Springs since 2008. The Board has concluded that Mr. Morris’ position as Chief Executive Officer of Alon, detailed knowledge of Alon’s operations and assets, expertise in oil refining and marketing, devotion to community service and management skills qualify him to serve as a member of the Board.
     Yeshayahu Pery, 76, has served as a director of Alon since August 2003. Mr. Pery has also served as a director of Alon Israel since 1997. He is Chairman of MIGAL INC., a technology institute in the biotechnology field, a position he has held since 1998. From 1997 until 2004, Mr. Pery served as Chairman and Chief Executive Officer of Galilee Cooperative Organization, a purchasing and finance organization of the Kibbutz movement. In addition, Mr. Pery served as Chairman of Agricultural Insurance Association and the Atudot pension fund between 1995 and 2004. The Board has concluded that Mr. Pery’s experience gained while serving as a director on a number of companies’ boards, including several chairman positions, qualifies him to serve as a member of the Board.
     Zalman Segal, 73, has served as a director of Alon since July 2005. Mr. Segal is a director of Union Bank Israel, an Israeli bank listed on the TASE, a position he has held since February 2010 and Pitkit Printing Enterprises Ltd., an Israeli manufacturing company listed on the TASE, a position he has held since September 2009. Mr. Segal has also served as Chairman of the board of directors of Bank Leumi Romania, a financial services company, from August 2006 through August 2008. Mr. Segal served from 1989 through 2006 as Vice Chairman of the Board of directors of Bank Leumi USA and its subsidiary, Leumi Investment Services. Mr. Segal served from 1989 through 2005 as Chief Executive Officer and as director of Bank Leumi USA, where he was responsible for the commercial banking business of Bank Leumi USA in the Western Hemisphere. The Board has concluded that Mr. Segal’s extensive financial education and expertise, including his PhD in banking and marketing from New York University, combined with his management and directorship experiences in financial and banking companies, qualify him to serve as a member of the Board.

     Avraham Shochat, 73, has served as a director of Alon since October 2005. From 1988 to January 2006 he served as a member of the Israeli Parliament, where he chaired or was a member of various committees including economics, finance, defense, foreign affairs and education. From 1992 to 1996 and 1999 to 2001, Mr. Shochat served as Israel’s Minister of Finance and from October 2000 to March 2001 as the country’s Minister of Infrastructure. Mr. Shochat has also been a director of Israel Chemicals Ltd., a company engaged in the development, manufacture and marketing of fertilizers and industrial and performance products and which is listed on the TASE, since 2006; Bank Mizrahi Tefahot Ltd., Israel’s fourth largest bank and which is listed on the TASE, since 2006; and Direct Insurance Financial Investments Ltd., an insurance company and which listed on the TASE, since 2006. The Board has concluded that Mr. Shochat’s financial education and expertise, directorship experience and unique leadership and executive experience as Israel’s Minister of Finance and Minister of Infrastructure qualify him to serve as member of the Board.
Independent Directors
     The Board has determined that Alon is a “controlled company” for the purposes of Section 303A of the NYSE Listed Company Manual because more than 50% of the voting power for the election of directors of Alon is held by Alon Israel. As such, Alon relies on exemptions from the provisions of Section 303A that would otherwise require it, among other things, to have a board of directors composed of a majority of independent directors.
     Under the NYSE’s listing standards, a director will not be deemed independent unless the Board affirmatively determines that the director has no material relationship with Alon. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board has determined that each of Messrs. Segal, Haddock and Shochat has no material relationship with Alon, either directly or as a partner, stockholder or officer of an organization that has a relationship with Alon, and is therefore independent of Alon and its management under the NYSE’s listing standards.
Committees of the Board
     The Board has a standing Audit Committee and Compensation Committee. As a controlled company, Alon relies on exemptions from the provisions of Section 303A of the NYSE Listed Company Manual that would otherwise require it, among other things, to have a Compensation Committee composed of independent directors and to have a Nominating and Corporate Governance Committee. Currently, Messrs. Segal, Haddock and Shochat serve on the Audit Committee, and Messrs. Morris and Wiessman serve on the Compensation Committee.
     As a controlled company, the Board does not believe that it is necessary to have a Nominating and Corporate Governance Committee or a committee performing the functions thereof, and does not have such a committee or charter. The entire Board (including Messrs. Wiessman, Bader, Biran, Even, Grinshpon, Morris and Pery, Alon’s non-independent directors) participates in the nomination of director candidates. The Board identifies individuals qualified to become Board members in accordance with Alon’s Corporate Governance Guidelines. In identifying candidates, the Board considers such factors as it deems appropriate, including the individual’s education, experience, reputation, judgment, skill, integrity, industry knowledge, the degree to which the individual’s qualities and attributes complement those of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Although Alon does not have a defined diversity policy, when considering such factors the Board tries to indentify candidates that will create a balanced and diverse leadership group with a variety of opinions, perspectives and backgrounds in the context of the requirements of the Board at that point in time.
     Audit Committee. The purposes of the Audit Committee are to assist the Board in its oversight of (i) the integrity of Alon’s financial statements, (ii) Alon’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of Alon’s internal audit function, and (v) to prepare an audit committee report for inclusion in Alon’s annual proxy statement. The Audit Committee met six times during 2009. The Audit Committee Charter, which, among other things, sets forth the Audit Committee’s responsibilities, is available in the Corporate Governance section of Alon’s website (www.alonusa.com).
     The Audit Committee consists of Messrs. Segal, Haddock and Shochat. The Board has determined that (i) each of Messrs. Segal, Haddock and Shochat meets the audit committee independence criteria specified in the rules promulgated by the Securities and Exchange Commission, or SEC, and the NYSE’s listing standards, (ii) each of

Messrs. Segal, Haddock and Shochat has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements, (iii) each of Messrs. Segal, Haddock and Shochat has accounting or related financial management expertise, and (iv) Mr. Segal, the Chairperson of the Audit Committee, is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K.
     Compensation Committee. The purpose of the Compensation Committee is to establish and administer Alon’s policies, programs and procedures for determining compensation for Alon’s executive officers and Board members. The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies and programs, including management development, incentive compensation and employee benefit programs. For further information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation, see “Compensation Discussion and Analysis” below.
     The Compensation Committee consists of Messrs. Wiessman and Morris. The Compensation Committee met two times during 2009. The Compensation Committee Charter, which, among other things, sets forth Compensation Committee’s responsibilities, is available in the Corporate Governance section of Alon’s website (www.alonusa.com).
Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters
     The full texts of Alon’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for the Audit Committee and Compensation Committee, are available in the Corporate Governance section of Alon’s website (www.alonusa.com). Alon intends to post any amendment to or waiver of its Code of Business Conduct and Ethics (to the extent such waiver is applicable to its directors or executive officers) at this location on its website within four days of such amendment or waiver.
Board Leadership Structure
     At this time the Board has elected to separate the Chief Executive Officer and Chairman of the Board positions in Alon. While the Board recognizes that these positions have overlapping roles and duties, the Board believes that given the distinctive talents, expertise and experience of Messrs. Morris and Wiessman, it is advantageous to separate the positions and utilize each in different roles. The Board believes that Mr. Morris’ expertise in the refining and marketing industry and management experience are best utilized in allowing him to focus on strategic and operational decisions affecting Alon’s refining and marketing business as our Chief Executive Officer. Given Mr. Wiessman’s experience in energy, marketing and financial markets and in leading other companies’ boards of directors, the Board believes he best serves Alon in a role that allows him to lead the Board and represent stockholder interests as our Chairman of the Board.
Board’s Role in Risk Management
     The Board, through the Audit Committee, conducts periodic assessments of the risks facing Alon. As a result of these assessments, the Board determines the appropriate course of action to be taken to mitigate perceived risks. In response to Alon’s exposure to commodity price risk resulting from its significant inventory holdings, the Board established a Risk Management Committee comprised of senior management to oversee inventory risk management and trading activities. The Risk Management Committee acts pursuant to procedures established in Alon’s Risk Management Policy, which was approved by the Board. The Risk Management Committee reports quarterly to the Audit Committee regarding risk management positions, including hedging or other risk mitigation steps that have been taken, and our Chairman of the Board is advised prior to any new hedging position being established.

Presiding Director
     The NYSE’s listing standards require Alon’s non-management directors to meet at regularly scheduled executive sessions without management. Alon’s non-management directors met four times in such executive sessions in 2009. Mr. Pery presided over each such session.
Communication with Directors
     Any stockholder or other interested party who wishes to communicate directly with the Board or any committee thereof, or any member or group of members of the Board or any committee thereof, may do so by writing to the Board or the applicable committee thereof (or one or more named individuals) in care of the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. All communications received will be collected by the Secretary of Alon and forwarded to the appropriate director or directors.
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL HOLDERS AND MANAGEMENT
     The following table presents information regarding the number of shares of Alon common stock beneficially owned as of March 1, 2010 by each of Alon’s directors, each executive officer of Alon named in the Summary Compensation Table, and all directors and executive officers of Alon as a group. In addition, the table presents information about each person known by Alon to beneficially own 5% or more of Alon’s outstanding common stock. Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares. The percentage of outstanding shares is calculated on the basis of 54,170,913 shares of Alon common stock outstanding as of March 1, 2010.

	Beneficial Share Ownership
	Number	Percent of
Directors, Executive Officers and 5% Stockholders	of Shares	Outstanding Shares
Directors and Executive Officers:
David Wiessman (1)	2,715,237	5.01%
Itzhak Bader	—	—
Boaz Biran	—	—
Shlomo Even	—	—
Avinadav Grinshpon	—	—
Ron W. Haddock	19,111	*
Jeff D. Morris (2)	100	*
Yeshayahu Pery	—	—
Zalman Segal	6,611	*
Avraham Shochat (3)	5,224	*
Harlin R. Dean (4)	7,446	*
Joseph Israel (4)	7,258	*
Shai Even (4)	—	—
Michael Oster (4)	93	*
All directors and executive officers as a group (18 persons) (1)(2)(4)	2,780,580	5.14%

5% or more Stockholders:
Alon Israel Oil Company, Ltd. (5)(6)	41,183,097	76.02%
Africa-Israel Investments Ltd. (7)	6,255,313	11.55%

*	Indicates less than 1%

(1)	Includes: (a) a right to exchange a 2.71% ownership interest in Alon Israel held in trust by Eitan Shmueli, as trustee, of which Mr. Wiessman is the sole beneficiary, for a 2.71% ownership interest in certain subsidiaries of Alon Israel, including Alon, which if exercised in full as of March 1, 2010 would represent 1,468,032 shares of Alon common stock; and (b) 1,247,205 shares of Alon common stock held by Mr. Wiessman.

(2)	Jeff D. Morris, Claire A. Hart (an executive officer of Alon) and Joseph A. Concienne, III (an executive officer of Alon) each own shares of non-voting stock of Alon Assets, Inc., or Alon Assets, and Alon USA Operating, Inc., or Alon Operating. Alon Assets and Alon Operating are subsidiaries of Alon through which Alon conducts substantially all of its business. As of March 1, 2010, there were 239,462.65 shares of capital stock of Alon Assets outstanding and 89,921.92 shares of capital stock of Alon Operating outstanding. Messrs. Morris, Hart and Concienne each own shares of non-voting stock of Alon Assets and Alon Operating as set forth in the following table:

	Alon Assets		Alon Operating
	Non-voting Common	Percent of all	Non-voting Common	Percent of all
Name of Beneficial Owner	Stock	Common Stock	Stock	Common Stock
Jeff D. Morris	10,689.4	4.46%	4,014.1	4.46%
Claire A. Hart	2,672.2	1.12	1,003.4	1.12
Joseph A. Concienne	1,413.4	0.59	530.7	0.59

Total	14,775.0	6.17%	5,548.2	6.17%

The individuals named in the table above hold options to purchase an aggregate of 2,793.5 shares of Alon Assets and 1,049.1 shares of Alon Operating. Subject to the satisfaction of specified performance targets and certain acceleration events, these options vest in full by December 31, 2010 (assuming the continued employment of the individuals).

(3)	Shares of Alon common stock are held in trust by Sian Holdings Enterprises LTD., which is an entity controlled by Mr. Shochat.

(4)	Pursuant to the Alon USA Energy, Inc. 2005 Incentive Compensation Plan, on March 7, 2007 Alon made grants of Stock Appreciation Rights (SARs) to certain officers at a grant price of $28.46 per share. On January 25, 2010, Alon amended the March 7, 2007 SARs grants to extend the exercise period. The SARs granted on March 7, 2007 vest as follows: 50% on March 7, 2009, 25% on March 7, 2010 and 25% on March 7, 2011 and are exercisable (as amended) during the 3-year period following the date of vesting.

Pursuant to the Alon USA Energy, Inc. 2005 Incentive Compensation Plan, on January 25, 2010 Alon made grants of SARs to certain officers at a grant price of $16.00 per share. The SARs granted on January 25, 2010 vest as follows: 50% on December 10, 2011, 25% on December 10, 2012 and 25% on December 10, 2013 and are exercisable during the 365-day period following the date of vesting.

When exercised, the SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the difference between the closing price of Alon common stock on the exercise date and the grant price of the SARs (the “Spread”), multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date. In no event may a SAR be exercised if the Spread is not a positive number. On March 1, 2010, the reported closing price for Alon common stock on the NYSE was $7.10 which was less than the respective grant prices, and, as a result, no shares are reflected in this table in respect of the SARs.

(5)	Alon Israel filed a Schedule 13D/A with the SEC on January 5, 2010 reporting that Alon Israel beneficially owned 41,183,097 shares of Alon common stock, of which it had sole investment and voting power over 40,952,082 shares and shared investment and voting power over 231,015 shares owned by Tabris Investments Inc. (a wholly-owned subsidiary of Alon Israel). The address of Alon Israel and Tabris is Europark (France Building), Kibbutz Yakum 60972, Israel.

As of March 1, 2010, Alon Israel had 6,215,185 ordinary shares outstanding, which were owned of record as follows:

		Percent of
	Number of	Outstanding
Record Holder	Shares	Shares
Bielsol Investments (1987) Ltd. (a)	3,131,375	50.38%
Several Purchase Organizations of the Kibbutz Movement (b)	2,915,497	46.91
Mr. Eitan Shmueli, as trustee (c)	168,313	2.71

Total	6,215,185	100.00%

(a)	Bielsol Investments (1987) Ltd. is a privately held Israeli limited liability company that is beneficially owned (1) 80.0% by Shebug Ltd., an Israeli limited liability company that is wholly owned by the family of Shraga Biran, the father of Boaz Biran, one of Alon’s directors, and (2) 20.0% by David Wiessman, the Executive Chairman of the Board. The address of Bielsol Investments (1987) Ltd. is 1 Denmark St., Petach-Tivka, Israel.

(b)	The Kibbutz Movement is a combination of approximately 270 economic cooperatives, or purchase organizations, engaged in agriculture, industry and commerce in Israel. The shares of Alon Israel shown in the table above as owned by several purchase organizations of the Kibbutz Movement are owned of record by nine such purchase organizations. Each of the purchase organizations that owns of record 5% or more of the outstanding shares of Alon Israel is shown on the following table:

		Percent of
	Number of	Outstanding
Purchase Organization	Shares	Shares
Granot Cooperative Regional Organization Corporation (i)	505,172	8.13%
Mishkey Emek Hayarden Ltd.	489,012	7.87%
Miskey Hanegev Export Ltd.	476,209	7.66%
Mishkey Darom Cooperative Regional Organization Corporation	385,519	6.20%
Mishkey Galil elyon Cooperative Regional Organization Corporation	391,005	6.30%
Alonit Cooperative Regional Organization Corporation	405,394	6.53%
(i)	Itzhak Bader, one of Alon’s directors, is Chairman of Granot Cooperative Regional Organization Corporation.
The purchase organizations of the Kibbutz Movement have granted a holding company, or the Holding Company, an irrevocable power of attorney to vote all of the shares of Alon Israel held by such purchase organizations. The Holding Company is an Israeli limited liability company that is owned by nine organizations of the Kibbutz Movement, some of which are also stockholders of Alon Israel. One of Alon’s directors, Mr. Bader, is Chairman of the Holding Company.

(c)	The shares of Alon Israel held by Mr. Eitan Shmueli are held by him as trustee of a trust which David Wiessman, the Executive Chairman of the Board, is the sole beneficiary. These shares are treated as non-voting shares.
Bielsol Investments (1987) Ltd., the purchase organizations of the Kibbutz Movement and the Holding Company are parties to a shareholders agreement. Under that agreement:
•	Certain major decisions made by Alon Israel require the approval of more than 75% of the voting interests in Alon Israel or of more than 75% of the board of directors of Alon Israel, as applicable. The provisions of the shareholders agreement relating to approval of major transactions involving Alon Israel also apply to approval of major transactions involving significant subsidiaries of Alon Israel, including Alon.

•	The number of directors of Alon Israel must be between three and 12. The provision under the agreement currently allows Bielsol Investments (1987) Ltd. to elect six directors and the purchase organizations of the Kibbutz Movement to elect five directors.

•	There are various rights of first refusal among the shareholders who are party to the agreement.
(6)	Alon Israel has caused, or has agreed to cause, up to $80.0 million of letters of credit to be issued for the benefit of Krotz Springs. Alon Israel has the option to withdraw the $80.0 million letters of credit and acquire shares of preferred stock of Alon Refining Louisiana, Inc., or Alon Louisiana, a subsidiary of Alon, in an amount equal to such withdrawn letters of credit. The shares of Alon Louisiana’s preferred stock acquired upon withdrawal of the $80.0 million letters of credit are exchangeable under certain circumstances for shares of Alon common stock. Additionally, Alon has an option to issue shares of Alon common stock to Alon Israel in satisfaction of the payment obligations under promissory notes to be issued by a subsidiary of Alon in the event of a draw of any of the $80.0 million letters of credit. For more information, see “Certain Relationships and Related Party

Transactions — Transactions with Management and Others — Transactions with Alon Israel — Alon Louisiana Preferred Stock Purchase Agreement and — Stockholders Agreement.”
(7)	Africa-Israel Investments Ltd., or Africa Israel, filed a Schedule 13D/A on March 1, 2010 reporting that Africa Israel beneficially owned 6,255,313 shares of Alon common stock, which includes 2,579,774 shares held directly by Africa Israel and up to 3,675,539 shares underlying an option exercisable by Africa Israel during certain exercise windows, and which is mandatorily exercisable on July 1, 2011 if not exercised prior thereto. The option may only be exercised one time by Africa Israel, for all shares of Alon common stock issuable thereunder, during one of the following exercise periods: (a) during the first five trading days of the trading period window for Alon common stock on or after January 1, 2010; (b) during the first five trading days of the trading period window for Alon common stock on or after July 1, 2010; or (c) during the first five trading days of the trading period window for Alon common stock on or after January 1, 2011. To the extent Africa Israel exercises the option during one of the exercise windows that is prior to the mandatory exercise date on July 1, 2011, the number of shares to be issued will be less than 3,675,539.

According to Africa Israel’s Schedule 13D/A filed on March 1, 2010, it has sole investment and voting power over 6,255,313 shares of Alon common stock and, due to the right of first offer provided by Africa Israel to Alon Israel under a share exchange agreement, Africa Israel may be deemed to share investment and voting power over the 6,255,313 shares of Alon common stock with Alon Israel. Each of Lev Leviev, Izzy Cohen, Chaim Erez, Avinadav Grinshpon, Eitan Haber, Shmuel Shkedi, Rami Guzman, Zipora Samet, Jacques Zimmerman, Shaul Dabby, Avi Barzilay, Gidi Kadusi, Ronit Cohen Nissan, Ron Fainaro, Zviya Leviev Eliazarov and Ron Maor, the directors and executive officers of Africa Israel, may be deemed to possess shared investment and voting power over such shares of Alon common stock by virtue of their positions with Africa Israel. Each such director and/or executive officer disclaims beneficial ownership of all such shares. Furthermore, Lev Leviev, as controlling shareholder of Africa Israel, may be deemed to share beneficial ownership (both investment and voting power) of all of the shares of Alon common stock that are held by Africa Israel. Mr. Leviev disclaims beneficial ownership of all of such shares, except to the extent of his pecuniary interest therein.

Africa Israel is a publicly-held Israeli limited liability company that is listed on the TASE. As of March 1, 2010, based on information available to us, Africa Israel is beneficially owned (a) 74.83% by Lev Leviev, an Israeli citizen, and (b) 25.17% by public shareholders. One of Alon’s directors, Avinadav Grinshpon, is a director and Vice Chairman of Africa Israel. The address of Africa Israel is 4 Derech Hahoresh, Yahud, Israel.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations of the SEC thereunder require Alon’s executive officers and directors and persons who own more than ten percent of Alon’s common stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the SEC. Executive officers, directors and persons owning more than ten percent of Alon’s common stock are required by SEC regulations to furnish Alon with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, Alon believes that, during the year ended December 31, 2009, all filing requirements applicable to its executive officers, directors and owners of more than ten percent of Alon’s common stock were satisfied other than one Form 4 not filed on a timely basis, which was ultimately filed on November 27, 2009, reporting the purchase of 2,000 shares on November 20, 2009 by Mr. Wiessman. Pursuant to powers of attorney in favor of Alon, Section 16(a) reports for Alon directors are prepared and filed by Alon, but this filing was late due to a clerical oversight.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
     The Compensation Discussion and Analysis provides a description of the objectives of Alon’s executive compensation policies, a description of the Compensation Committee and a discussion of the material elements of the compensation of each of the executive officers listed below, who are referred to as Alon’s named executive officers:

Name	Title
Jeff D. Morris	Chief Executive Officer
Shai Even	Senior Vice President and Chief Financial Officer
Harlin R. Dean	Senior Vice President-Legal, General Counsel and Secretary
Joseph Israel	Chief Operating Officer
Michael Oster	Senior Vice President of Mergers and Acquisitions
Objectives of Compensation Policies
     The objectives of Alon’s compensation policies are to attract, motivate and retain qualified management and personnel who are highly talented while ensuring that executive officers and other employees are compensated in a manner that advances both the short and long-term interests of stockholders. In pursuing these objectives, the Compensation Committee believes that compensation should reward executive officers and other employees for both their personal performance and Alon’s performance. In determining compensation levels for Alon’s executive officers, the Compensation Committee considers the scope of an individual’s responsibilities, external competitiveness of total compensation, an individual’s performance, prior experience and current and prior compensation, the performance of Alon and the attainment of financial and strategic objectives.
     Alon’s management provides compensation recommendations to the Compensation Committee; however, the final determination of a compensation package for the named executive officers is made solely by the Compensation Committee, except with respect to the compensation packages of Messrs. Wiessman and Morris, who are the Compensation Committee members. The compensation package for Mr. Morris is determined by Mr. Wiessman in consultation with the Board, excluding Mr. Morris. The compensation package for Mr. Wiessman is determined by the Board excluding Mr. Wiessman. Alon does not currently engage any consultants relating to executive and/or director compensation practices. The Compensation Committee may consider the compensation practices of other companies when making a determination; however, Alon does not benchmark its compensation packages to any particular company or group of companies.
Compensation Program Elements
     Alon compensates its employees and named executive officers through a combination of base salary, annual bonuses and awards granted pursuant to the Alon USA Energy, Inc. 2005 Incentive Compensation Plan, or the 2005 Incentive Compensation Plan. The Compensation Committee considers each element of Alon’s overall compensation program applicable to an employee or named executive officer when making any decision affecting that employee’s or named executive officer’s compensation. The particular elements of Alon’s compensation program are explained below.
     Base Salaries. Base salary levels are designed to attract and retain highly qualified individuals. Each executive officer, other than Mr. Morris, is eligible to participate with Alon’s other employees in an annual program for merit increases to the executive’s base salary. Pursuant to this program, each officer’s performance is evaluated annually utilizing a number of factors divided into three categories: (i) individual performance objectives and results, (ii) competencies in core skills and knowledge, and (iii) professional development. Each of the executive officers reviews his evaluation with Mr. Morris and individualized performance objectives for the following year are established. Based on the results of these evaluations, each executive officer receives an overall score that is considered by the Compensation Committee when determining any increase in base compensation. The precise amount of any increase in base compensation varies based on the executive’s current level of compensation when compared to others in the Company at the same pay grade and the results of the annual evaluation. The

Compensation Committee may also consider available information on prevailing compensation levels for executive-level employees at comparable companies in Alon’s industry.
     The 2009 salaries of the most highly compensated executive officers of Alon are included in “Executive Compensation — Summary Compensation Table.”
     During 2009, Messrs. Even and Israel received a base salary increase as a result of the Compensation Committee’s annual review process. Base salaries for Alon’s named executive officers in 2009 and the amount of base salary increase from 2008 were as follows:

	Amount of Base Salary
Name	Increase from 2008	2009 Base Salary
Jeff D. Morris	-	$ 333,100
Shai Even	$ 13,000	273,000
Harlin R. Dean	-	313,100
Joseph Israel	12,500	262,500
Michael Oster	-	225,000
     Annual Bonuses. Executive officers and key employees may be awarded bonuses outside the plans described herein based on individual performance and contributions.
     Bonus Plans. The Board has approved three annual bonus plans pursuant to Alon’s 2005 Incentive Compensation Plan (collectively, the “Bonus Plans”). Annual cash bonuses under the Bonus Plans are distributed to eligible employees each year based on the previous year’s performance. Bonuses were paid in the second quarter of 2009 based on performance during Alon’s 2008 fiscal year and if bonuses are payable based on performance during Alon’s 2009 fiscal year, we expect such bonuses to be paid in the second quarter of 2010. Each of the Bonus Plans contains the same plan elements, which are described below. Alon’s refining and marketing employees and Big Spring refinery employees are eligible to participate in one plan based primarily on the performance of Alon’s Big Spring refinery. The employees of Alon’s Paramount Petroleum Corporation subsidiary are eligible to participate in a second plan based primarily on the performance of Alon’s California refineries. The employees at the Krotz Springs refinery are eligible to participate in the third plan based primarily on the performance of Alon’s Krotz Springs refinery. The bonus potential for Alon’s named executive officers is based 33.3% on the bonus plan for employees of Alon’s Big Spring refinery, 33.3% on the bonus plan for employees of the California refineries and 33.3% on the bonus plan for employees of the Krotz Springs refineries. Under each of the Bonus Plans, bonus payments are based 37.5% on meeting or exceeding target reliability measures, 37.5% on meeting or exceeding target free cash flow measures and 25% on meeting or exceeding target safety and environmental objectives. The bonus pool available under each Bonus Plan is limited to 20% of the aggregate direct salary expenses of the employees eligible to participate in such plan for the applicable year. The bonus potential for Alon’s named executive officers ranges from 65% to 100% of the respective executive officer’s base salary, as established in each executive officer’s employment agreement.
     The Compensation Committee believes that the Bonus Plans provide motivation for the eligible employees to attain Alon’s financial objectives as well as those for refinery reliability and environmental and safety objectives which have been designed to benefit Alon in both the long- and short-term.
     In addition to cash bonuses paid under the Bonus Plans, the Compensation Committee awards cash bonuses from time to time to recognize exemplary results achieved by employees and named executive officers. The amount of any such cash bonus is determined based on the recipient’s pay grade, contribution to the project or result and the benefit to Alon from the recipient’s efforts.
     2005 Incentive Compensation Plan. In July 2005, the Board and stockholders approved the 2005 Incentive Compensation Plan. Following Alon’s initial public offering in July 2005, the 2005 Incentive Compensation Plan was submitted to and approved by Alon’s stockholders at Alon’s 2006 annual meeting of stockholders. Alon’s 2005 Incentive Compensation Plan is a component of Alon’s overall executive incentive compensation program. The 2005 Incentive Compensation Plan permits the granting of awards in the form of options to purchase common stock, stock appreciation rights, restricted shares of common stock, restricted stock units, performance shares, performance units and senior executive plan bonuses to Alon’s directors, officers and key employees. The Compensation

Committee believes that the award of equity-based compensation pursuant to Alon’s 2005 Incentive Compensation Plan aligns executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return. The Compensation Committee also utilizes equity-based compensation with multi-year vesting periods for purposes of executive officer retention. The specific amount of equity-based grants is determined by the Compensation Committee primarily by reference to an employee’s level of authority within Alon. Typically, all executive officers of the same level receive awards that are comparable in amount. To date, Mr. Morris has not participated in grants under the 2005 Incentive Compensation Plan. The grant of restricted shares of common stock and similar equity-based awards also allows Alon’s directors, officers and key employees to develop and maintain a long-term ownership position in Alon. The 2005 Incentive Compensation Plan is currently administered, in the case of awards to participants subject to Section 16 of the Exchange Act, by the Board and, in all other cases, by the Compensation Committee. Subject to the terms of the 2005 Incentive Compensation Plan, the Compensation Committee and the Board have the full authority to select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the 2005 Incentive Compensation Plan. Awards may be made under the 2005 Incentive Compensation Plan to eligible directors, officers and employees of Alon and its subsidiaries, provided that awards qualifying as incentive stock options, as defined under the Internal Revenue Code of 1986, as amended, or the Code, may be granted only to employees.
     Option Plans. On August 1, 2000, the board of directors of each of Alon Operating and Alon Assets adopted a stock option plan (collectively, the “Option Plans”) which were approved by the stockholders of Alon Operating and Alon Assets, respectively, in June 2001. The Option Plans authorized grants of options to purchase up to 16,154 shares of Alon Assets and 6,066 shares of Alon Operating. No further options may be granted under the Option Plans. All stock options granted under the Option Plans had ten-year terms. Each year a portion of the options are subject to accelerated vesting and become fully exercisable if Alon achieves certain financial performance and debt service criteria. Upon exercise, Alon will reimburse the optionholder for the exercise price of the shares and under certain circumstances the related federal and state taxes (gross up-liability).
     Perquisites. During 2009, Messrs. Morris, Even, Israel and Oster received vehicle allowances. Alon’s use of perquisites as an element of compensation is limited in scope and amount. Alon does not view perquisites as a significant element of compensation but does believe that in certain circumstances they can be used in conjunction with base salary to attract, motivate and retain qualified management and personnel in a competitive environment.
     Retirement Benefits. Retirement benefits to Alon’s senior management, including Alon’s named executive officers, are currently provided through one of Alon’s 401(k) plans and the Alon USA GP, LLC Pension Plan, which are available to most Alon employees, and the Benefits Restoration Plan, which provides additional pension benefits to Alon’s highly compensated employees. Employees, including senior management, who do not participate in the Alon USA GP, LLC Pension Plan are eligible to receive company matching of employee contributions into the 401(k) plan of up to 6% of the employee’s base salary. The Alon USA GP, LLC Pension Plan and Benefits Restoration Plan are discussed more fully below in the “2009 Pension Benefits” table included in this Proxy Statement.
Employment Agreements
     As discussed more fully below in “Employment Agreements and Change of Control Arrangements,” Alon has entered into employment agreements with Messrs. Morris, Even, Dean, Israel, and Oster. Alon’s decision to enter into employment agreements and the terms of those agreements were based on the facts and circumstances at the time and an analysis of competitive market practices.
Methodology of Establishing Compensation Packages
     The Compensation Committee does not adhere to any specified formula for determining the apportionment of executive compensation between cash and non-cash awards. The Compensation Committee attempts to design each compensation package to provide incentive to achieve Alon’s performance objectives, appropriately compensate individuals for their experience and contributions and secure the retention of qualified employees. This is accomplished through a combination of the compensation program elements and, in certain instances, through specific incentives not generally available to all Alon employees.

Chief Executive Officer Compensation
     The annual compensation of Alon’s Chief Executive Officer, Jeff D. Morris, is determined by Mr. Wiessman in consultation with the Board based on the compensation principles and programs described above. In establishing Mr. Morris’ annual compensation, Mr. Morris’ stock ownership and the dividends he receives as a result of such ownership and eligibility to earn additional equity in Alon Assets and Alon Operating, two subsidiaries of Alon, are taken into account. These awards were granted to Mr. Morris in August 2000 in consideration of his role in the formation of Alon and are described in footnote 2 to the “Security Ownership of Certain Beneficial Holders and Management” table included in this Proxy Statement.
     All cash compensation paid to Mr. Morris in 2009 is reflected in the Summary Compensation Table set forth in this Proxy Statement. Mr. Morris did not receive grants or other awards under Alon’s 2005 Incentive Compensation Plan in 2009.
Stock Ownership Policy
     Alon does not require its directors or executive officers to own shares of Alon stock.
Section 162(m)
     Under Section 162(m) of the Code, compensation paid to the Chief Executive Officer or any of the other four most highly compensated individuals in excess of $1,000,000 may not be deducted by Alon in determining its taxable income. This deduction limitation does not apply to certain “performance based” compensation. The Board does not currently intend to award levels of non-performance based compensation that would exceed $1,000,000; however, it may do so in the future if it determines that such compensation is in the best interest of Alon and its stockholders.

Summary Compensation Table
     The following table provides a summary of the compensation awarded to, earned by or paid to Messrs. Morris and Even, Alon’s principal executive officer (PEO) and principal financial officer (PFO), and Messrs. Dean, Israel and Oster, Alon’s three other most highly compensated executive officers. Alon refers to these individuals as its named executive officers.
SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
				Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($)		($)
Jeff D. Morris	2009	$333,100	—	—	—	$348,370	$11,498	(4)	$692,968
Chief Executive Officer (PEO)	2008	307,233	—	—	—	669,950	341,923		1,319,106
	2007	289,675	—	—	—	354,176	253,656		897,507

Shai Even	2009	268,300	$300,000	—	—	27,867	1,136	(4)	597,303
Senior Vice President and	2008	246,190	240,000	—	$26,403	32,227	22,682		567,502
Chief Financial Officer (PFO)	2007	227,942	—	$259,180	47,220	23,493	33,245		591,080

Harlin R. Dean	2009	313,100	—	—	400,000	61,664	—		774,764
Senior Vice President-Legal,	2008	310,506	—	—	525,733	72,043	29,586		937,868
General Counsel and Secretary	2007	303,923	—	259,180	146,887	53,183	44,998		808,171

Joseph Israel	2009	257,981	262,500	—	—	30,568	994	(4)	552,043
Chief Operating Officer	2008	231,198	180,000	—	38,148	44,670	23,177		517,193
	2007	211,896	10,000	259,180	43,878	19,104	33,923		577,981

Michael Oster	2009	225,000	260,000	—	—	22,199	1,210	(4)	508,409
Senior Vice President of Mergers	2008	215,381	150,000	—	23,099	29,021	11,095		428,596
and Acquisitions (5)

(1)	This column reflects the value of the awards based on aggregate grant date fair value determined in accordance with Financial Accounting Standards Board, Accounting Standard Codification 718, Stock Compensation, and do not reflect amounts the named executive officer has actually realized during the fiscal year.

Pursuant to the Alon USA Energy, Inc. 2005 Incentive Compensation Plan, on March 7, 2007 Alon made grants of (a) 33,333 Stock Appreciation Rights (SARs) to each of Messrs. Even, Dean and Israel. The March 7, 2007 SARs have a grant price of $28.46 per share and vest as follows: 50% on March 7, 2009, 25% on March 7, 2010 and 25% on March 7, 2011 and are exercisable during the 3-year period following the date of vesting. When exercised, SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the difference between the closing price of Alon common stock on the exercise date and the grant price of the SARs (the “Spread”), multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date.

(2)	The amounts shown under Non-Equity Incentive Plan Compensation reflect earnings by the named executive officers under Alon’s Bonus Plans for the fiscal year in which such amounts are earned, regardless of when paid. Bonuses under Alon’s Bonus Plans were paid for performance in 2008 during the second quarter of 2009 and are expected to continue to be paid during the first or second quarter of the fiscal year following the end of the fiscal year in which they are earned. The amount of bonuses to be paid under Alon’s Bonus Plans to the named executive officers as a result of Alon’s performance in 2009, if any, cannot presently be determined. It is estimated that such determination will be made in the second quarter of 2010, at which time the bonus amounts, if any, will be disclosed by Alon in a Current Report on Form 8-K. With respect to Mr. Dean, incentive transaction bonuses as a result of the consummation of certain business transactions under the Amended and Restated Management Employment Agreement, dated August 9, 2006, as amended to date, between Mr. Dean and Alon USA GP, LLC are generally paid in the same fiscal year in which they are earned. The following table reflects the Non-Equity Incentive Plan Compensation earned by the named executive officers in 2007, 2008 and 2009 under each of the above-described plans.

	Non-Equity Incentive Plan Compensation
				Total Non-
				Equity Incentive
			Employment	Plan
	Year Earned	Bonus Plans	Agreement	Compensation
Jeff D. Morris	2009	—	—	—
	2008	—	—	—
	2007	—	—	—

Shai Even	2009	—	—	—
	2008	$26,403	—	$ 26,403
	2007	47,220	—	47,220

Harlin R. Dean	2009	—	$400,000	400,000
	2008	51,233	474,500	525,733
	2007	96,887	50,000	146,887

Joseph Israel	2009	—	—	—
	2008	38,148	—	38,148
	2007	43,878	—	43,878

Michael Oster	2009	—	—	—
	2008	23,099	—	23,099

(3)	Reflects the aggregate change in actuarial present value of the named executive officer’s accumulated benefit under the Alon USA GP, LLC Pension Plan and Benefits Restoration Plan calculated by (a) assuming mortality according to RP-2000 Combined Mortality Table published by the Society of Actuaries and (b) applying a discount rate of 6.46% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2007, a discount rate of 6.07% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2008, and a discount rate of 5.93% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2009.

(4)	Reflects a vehicle allowance.

(5)	Mr. Oster became a named executive officer of Alon in 2008.
Employment Agreements and Change of Control Arrangements
     Jeff D. Morris. Alon is party to an Executive Employment Agreement with Jeff Morris to serve through April 30, 2010, which automatically renews for one-year terms unless terminated by either party. Mr. Morris currently receives a base salary of $333,100 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Morris is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan and the Option Plans. Additionally, Alon is required to provide Mr. Morris with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Morris is subject to a covenant not to compete during the term of his employment and for nine months after the date of his termination. In the event that Mr. Morris is terminated without Cause (as defined in the agreement) or resigns upon at least 30 days’ prior written notice for Good Reason (as defined in the agreement) he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to nine months’ base salary. This agreement also prohibits Mr. Morris from disclosing Alon’s proprietary information received through his employment.
     In the event of a change in control of Alon Assets or Alon Operating in which the equity securities owned by Mr. Morris in Alon Assets or Alon Operating (whether actually or contingently owned) are included, which occurs either (i) prior to the earlier of July 31, 2010 or the date of vesting of Mr. Morris’ shares of common stock of Alon Assets and Alon Operating or (ii) after the termination of Mr. Morris’ employment by us without cause or by Mr. Morris for good reason, Mr. Morris is entitled to receive a cash bonus in the amount of 8% of the amount by which the aggregate implied equity value of Alon Assets and Alon Operating exceeds $20.0 million. The percentage due to Mr. Morris is subject to adjustment based on the number of shares of common stock owned by Mr. Morris that vest prior to any change of control transaction, and the implied equity value of Alon Assets or Alon Operating, as the case may be, is subject to a minimum estimated value based on the year in which the change of control occurs.
     Shai Even. Alon is a party to an Executive Employment Agreement with Shai Even to serve initially through August 1, 2006, and subsequently for one-year terms upon automatic renewal unless terminated by either party. Mr. Even currently receives a base salary of $273,000 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Even is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Even with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Even is subject to a covenant not to compete during the term of his employment. In the event that Mr. Even is terminated without Cause (as defined in the agreement) or resigns upon at least 30 days’ prior written notice for Good Reason (as defined in the agreement), he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to nine months’ base salary. This agreement also prohibits Mr. Even from disclosing Alon’s proprietary information received through his employment.
     Harlin R. Dean. Alon is party to a Management Employment Agreement with Harlin Dean to serve through April 30, 2010, which automatically renews for one-year terms unless terminated by either party. Mr. Dean currently receives a base salary of $313,100 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Dean is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan. Mr. Dean is also entitled to receive, upon the consummation of any merger, acquisition, disposition or financing transaction led by Mr. Dean, an incentive bonus under the Alon USA Energy, Inc. 2005 Incentive Compensation Plan. The amount of such bonus will be equal to one-tenth of one percent of the total consideration paid or received by Alon and its affiliates in such transaction; provided that such bonus or bonuses shall not be less than $50,000 in the aggregate in any fiscal year. Additionally, Alon is required to provide Mr. Dean with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Dean is subject to a covenant not to compete during the term of his employment. In the event that Mr. Dean is terminated upon at least 180 days’ prior written notice without Cause (as defined in the agreement) or resigns upon at least 30 days’ prior written notice for Good Reason (as defined in the agreement), he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to nine months’ base salary. This agreement also prohibits Mr. Dean from disclosing Alon’s proprietary information received through his employment.
     Joseph Israel. Alon is party to a Management Employment Agreement with Joseph Israel to serve through April 30, 2010, which automatically renews for one-year terms unless terminated by either party. Mr. Israel currently receives a base salary of $262,500 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Israel is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Israel with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Israel is subject to a covenant not to compete during the term of his employment. In the event that Mr. Israel is terminated without Cause (as defined in the agreement) or resigns upon at least 30 days’ prior written notice for Good Reason (as defined in the agreement), he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to nine months’ base salary. This agreement also prohibits Mr. Israel from disclosing Alon’s proprietary information received through his employment.
     Michael Oster. Alon is party to a Management Employment Agreement with Michael Oster to serve initially through January 1, 2006, and subsequently for one-year terms upon automatic renewal unless terminated by either party. Mr. Oster currently receives a base salary of $225,000 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Oster is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Oster with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Oster is subject to a covenant not to compete during the term of his employment. In the event that Mr. Oster is terminated without Cause (as defined in the agreement) or resigns upon at least 30 days’ prior written notice for Good Reason (as defined in the agreement), he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to nine months’ base salary. This agreement also prohibits Mr. Oster from disclosing Alon’s proprietary information received through his employment.
     The following table sets forth the payments that each of the named executive officers could receive upon the occurrence of any of the events described below. The payments set forth in the table are based on the assumption that the event occurred on December 31, 2009, the last business day of 2009. The amounts shown in the table do not include payments and benefits, such as accrued salary, accrued vacation and insurance and pension benefits, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Name	Event	Cash Severance ($)		SARs ($) (1)	Total ($)

Jeff D. Morris	Death or Disability	—		—	—

	Termination, Resignation or Change of Control	$249,825	(2)	—	$249,825

Shai Even	Death or Disability	—		$0	—

	Termination, Resignation or Change of Control	204,750	(3)	0	204,750

Harlin R. Dean	Death or Disability	—		0	—

	Termination, Resignation or Change of Control	234,825	(4)	0	234,825

Joseph Israel	Death or Disability	—		0	—

	Termination, Resignation or Change of Control	196,875	(6)	0	196,875

Michael Oster	Death or Disability	—		0	—

	Termination, Resignation or Change of Control	168,750	(6)	0	168,750

(1)	Reflects the value of SARs granted pursuant to the Alon USA Energy, Inc. 2005 Incentive Compensation Plan assuming that all such SARs became vested and exercisable on December 31, 2009. SARs granted to named executive officers vest immediately upon the executive’s termination due to disability or death. The closing market price of Alon’s common stock on the NYSE on December 31, 2009 was $6.84, which was lower than the $28.46 exercise price for the SARs and, as a result, a value of $0 is reflected for the SARs.

(2)	Pursuant to his employment agreement, in the event that Mr. Morris is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months’ base salary. In the event of a change in control of Alon Assets or Alon Operating in which the equity securities owned by Mr. Morris in Alon Assets or Alon Operating (whether actually or contingently owned) are included which occurs either (i) prior to the earlier of July 31, 2010 or the date of vesting of Mr. Morris’ shares of common stock of Alon Assets and Alon Operating or (ii) after the termination of Mr. Morris’ employment by us without cause or by Mr. Morris for good reason, Mr. Morris is entitled to receive a cash bonus in the amount of 8% of the amount by which the aggregate implied equity value of Alon Assets and Alon Operating exceeds $20.0 million. The percentage due to Mr. Morris is subject to adjustment based on the number of shares of common stock owned by Mr. Morris that vest prior to any change of control transaction, and the implied equity value of Alon Assets or Alon Operating, as the case may be, is subject to a minimum estimated value based on the year in which the change of control occurs.

(3)	Pursuant to his employment agreement, in the event that Mr. Even is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months’ base salary.

(4)	Pursuant to his employment agreement, in the event that Mr. Dean is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months’ base salary.

(5)	Pursuant to his employment agreement, in the event that Mr. Israel is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months’ base salary.

(6)	Pursuant to his employment agreement, in the event that Mr. Oster is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months’ base salary.

Outstanding Equity Awards at Fiscal Year-End
     The following table provides a summary of equity awards to the named executive officers that were outstanding at the end of Alon’s last completed fiscal year, and includes, if applicable, any unexercised options, stock that has not vested and equity incentive plan awards.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options	Option Exercise	Option Expiration
Name	Exercisable (#) (1)	Unexercisable (#) (1)	Price ($) (2)	Date (3)

Jeff D. Morris	—	—	—	—
Chief Executive Officer (PEO) (4)

Shai Even	16,666	16,667	$28.46
Senior Vice President and Chief Financial Officer (PFO)

Harlin R. Dean	16,666	16,667	28.46
Senior Vice President-Legal, General Counsel and Secretary

Joseph Israel	16,666	16,667	28.46
Chief Operating Officer

Michael Oster	5,000	5,000	28.46
Senior Vice President of Mergers and Acquisitions

(1)	Reflects SARs granted pursuant to the Alon USA Energy, Inc. 2005 Incentive Compensation Plan to each of Messrs. Even, Dean, Israel and Oster on March 7, 2007. Of the 33,333 SARs granted to each of Messrs. Even, Dean and Israel on March 7, 2007, 16,666 vested on March 7, 2009, 8,333 vested on March 7, 2010 and 8,334 will vest on March 7, 2011. Of the 10,000 SARs granted to Mr. Oster on March 7, 2007, 5,000 vested on March 7, 2009, 2,500 vested on March 7, 2010 and 2,500 will vest on March 7, 2011. When exercised, SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the difference between the closing price of Alon common stock on the exercise date and the grant price of the SARs (the “Spread”), multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date.

(2)	The March 7, 2007 SARs have a grant price of $28.46 per share.

(3)	SARs may be exercised during the 3-year period following the applicable date of vesting.

(4)	Pursuant to the Alon Assets Option Plan, Mr. Morris holds 1,750.2 unexercised options to purchase shares of Alon Assets, none of which are currently vested and exercisable. These options have an exercise price of $100 per share and a ten-year term. Pursuant to the Alon Operating Option Plan, Mr. Morris holds 657.3 unexercised options to purchase shares of Alon Operating, none of which are currently vested and exercisable. These options have an exercise price of $100 per share and a ten-year term. The options granted under the Option Plans are not reflected in the above table. A determination as to the satisfaction of the conditions to the vesting of these options under the Option Plans cannot be made at this time.

Pension Benefits
     The following table provides a summary of each plan that provides for payments or other benefits at, following, or in connection with retirement, with respect to Messrs. Morris, Even, Dean, Israel and Oster as of December 31, 2009.
2009 PENSION BENEFITS

			Present
		Number of Years	Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Jeff D. Morris	Alon USA GP, LLC	35.7	$1,407,339	—
Chief Executive Officer	Pension Plan
(PEO)
	Benefits Restoration Plan	35.7	2,366,599	—

Shai Even	Alon USA GP, LLC	6.4	89,551	—
Senior Vice President and	Pension Plan
Chief Financial Officer (PFO)
	Benefits Restoration Plan	6.4	29,232	—

Harlin R. Dean	Alon USA GP, LLC	7.3	113,513	—
Senior Vice President-	Pension Plan
Legal, General Counsel and Secretary
	Benefits Restoration Plan	7.3	180,988	—

Joseph Israel	Alon USA GP, LLC	9.3	115,946	—
Chief Operating Officer	Pension Plan
	Benefits Restoration Plan	9.3	47,880	—

Michael Oster	Alon USA GP, LLC	6.9	81,102	—
Senior Vice President of	Pension Plan
Mergers and Acquisitions
	Benefits Restoration Plan	6.9	19,063	—
     Employees who participate in the Alon USA GP, LLC Pension Plan, referred to as the Alon Pension Plan, make no contributions to the pension plan. A participating employee becomes vested in the Alon Pension Plan once that employee has completed five full years of employment, assuming a minimum of 1,000 hours of service per year. After becoming vested, a participating employee has a non-forfeitable right to his vested retirement benefit. A participant’s compensation for purposes of determining benefits under the Alon Pension Plan includes salary, bonus and overtime pay. The bonus amount does not include bonuses paid to Alon’s executives in connection with the Option Plans of Alon Assets or Alon Operating. The normal retirement age under the Alon Pension Plan is 65.
     Alon also provides additional pension benefits to Alon’s highly compensated employees through Alon’s Benefits Restoration Plan. If an employee is a participant in the Alon Pension Plan and is subject to the limitation on compensation pursuant to Section 401(a)(17) or 415 of the Code, then the employee can participate in the benefits restoration plan and is eligible for a benefit equal to the benefit that would be payable under the Alon Pension Plan but for the limitations on compensation less the benefit actually payable under the Alon Pension Plan. The Benefits Restoration Plan is unfunded and vests on the same schedule as the Alon Pension Plan.

     For purposes of the Alon Pension Plan, Mr. Morris was credited with additional years of service based on his employment history with Atofina Petrochemicals, Inc., or Fina. Fina was the prior owner and operator of the refinery located in Big Spring, Texas which was acquired by Alon in 2000.
     The following table provides the estimated annual benefits payable to eligible employees upon retirement under the Alon Pension Plan, based on the eligible employee’s average annual compensation level at retirement and credited years of service. The average annual compensation level is based on averaging the highest 36 months of pay out of the 10 years prior to the employee leaving Alon.

	Pension Plan Table (1) (2)
	Years of Service
Compensation Level	15	20	25	30	35
$125,000	$30,938	$41,250	$51,563	$61,875	$72,188
150,000	37,125	49,500	61,875	74,250	86,625
175,000	43,313	57,750	72,188	86,625	101,063
200,000	49,500	66,000	82,500	99,000	115,500
225,000	55,688	74,250	92,813	111,375	129,938
250,000	61,875	82,500	103,125	123,750	144,375
300,000	74,250	99,000	123,750	148,500	173,250
400,000	99,000	132,000	165,000	198,000	231,000
450,000	111,375	148,500	185,625	222,750	259,875
500,000	123,750	165,000	206,250	247,500	288,750

(1)	Pension plan benefits are computed on a straight-line annuity basis.

(2)	The benefits listed in the pension plan table above are subject to a deduction for Social Security benefits.
     The compensation covered by the Alon Pension Plan and the credited years of service with respect to Messrs. Morris, Even, Dean, Israel and Oster as of December 31, 2009 are set forth in the table below, assuming retirement at the normal retirement age under the Alon Pension Plan.

	Compensation Covered	Credited Years
Name	by the Pension Plan	of Service
Jeff D. Morris	$585,757	35.7
Shai Even	301,563	6.4
Harlin R. Dean	566,753	7.3
Joseph Israel	319,579	9.3
Michael Oster	282,392	6.9
     As of December 31, 2009, Jeff D. Morris, Alon’s Chief Executive Officer, was eligible for early retirement under the Alon Pension Plan. If Mr. Morris were to elect early retirement under the Alon Pension Plan, he would be eligible to receive annual benefits in the amount of $314,300 or an annual benefit of $117,250 and a lump sum payment in the amount of $2,572,735. These benefit amounts are calculated based on an assumed average annual compensation level of $585,757.
Compensation of Directors
     Non-employee directors receive an annual fee of $50,000 and receive an additional fee of $1,500 per meeting attended. Mr. Segal, the chairperson of the Audit Committee also receives an additional annual fee of $10,000, and each member of the Audit Committee receives an additional fee of $1,500 per Audit Committee meeting attended. In addition, each independent director and each other non-employee director who is not affiliated with Alon Israel or Africa Israel receives $25,000 per year in restricted stock which vests in three equal installments on each of the first, second and third anniversaries of the grant date.
     Mr. Wiessman’s position as Executive Chairman of the Board of Alon is an executive officer position. Alon entered into an agreement with Mr. Wiessman, effective January 1, 2010, pursuant to which he will serve as Alon’s Executive Chairman of the Board through January 1, 2015. Pursuant to this agreement, Alon will pay Mr. Wiessman, through a company owned by him, a fee of $29,172 per month, and Mr. Wiessman will be entitled to participate in the pension plans or non-qualified retirement arrangements, bonus plans and any equity plans of Alon

Energy and its subsidiaries (except for the Alon Assets, Inc. 2000 Stock Option Plan and Alon Operating, Inc. 2000 Stock Option Plan) at the same level as other executives. Mr. Wiessman will be entitled to a 5% fee increase at the end of each of the second, third and fourth year of the agreement. Alon will also pay the maintenance and utility costs associated with Mr. Wiessman’s Dallas, Texas residence, will provide medical insurance benefits to Mr. Wiessman and will reimburse Mr. Wiessman for airfare incurred to transport his family members between Israel and the United States (up to a maximum of eight tickets per year). Mr. Wiessman receives no additional compensation for his services as a director of Alon and did not receive a cash bonus in 2009.
     Alon or Mr. Wiessman may terminate this agreement on six months notice and Mr. Wiessman will be entitled to receive his full compensation and benefits during the notice period. Upon termination of this agreement by Alon following the notice period, Alon will be required to pay Mr. Wiessman (1) a fee equal to the product of (i) 200% of his monthly fee multiplied by (ii) the number of years of Mr. Wiessman’s service with Alon since August 2000 and (2) 12 months of severance. Upon termination of this agreement by Mr. Wiessman following the notice period, Alon will be required to pay Mr. Wiessman a fee equal to the product of (a) 100% of his monthly fee multiplied by (b) the number of years of Mr. Wiessman’s service with Alon since August 2000.
     Mr. Morris, Alon’s Chief Executive Officer, does not receive any compensation in respect of his service as a director of the Company. Mr. Morris’ compensation is described in the Summary Compensation Table above.
     The following table provides a summary of the compensation awarded to, earned by or paid to the directors of Alon, other than Messrs. Wiessman and Morris, during the last completed fiscal year.
2009 DIRECTOR COMPENSATION

Name	Fees Earned ($)	Stock Awards ($) (6)	Total ($)
Itzhak Bader	$59,000	—	$59,000
Boaz Biran	57,500	—	57,500
Shlomo Even (1)	14,000	—	14,000
Ron Fainaro (2)	39,000	—	39,000
Avinadav Grinshpon	53,000	—	53,000
Ron W. Haddock (3)	77,000	$25,000	102,000
Yeshayahu Pery	57,500	—	57,500
Zalman Segal(4)	97,000	25,000	122,000
Avraham Shochat(5)	77,000	25,000	102,000

(1)	Mr. Even became a member of the Board in November 2009.

(2)	Mr. Fainaro resigned as a member of the Board in September 2009.

(3)	Pursuant to the 2005 Incentive Compensation Plan, Mr. Haddock was awarded (a) 1,947 restricted shares of common stock on May 28, 2009, which shares vest in equal installments on the first three anniversaries of the date of grant and of which all 1,947 shares are unvested as of December 31, 2009, (b) 1,859 restricted shares of common stock on May 2, 2008, which shares vest in equal installments on the first three anniversaries of the date of grant and of which 1,240 shares are unvested as of December 31, 2009, (c) 667 restricted shares of common stock on May 8, 2007, which shares vest in equal installments on the first three anniversaries of the date of grant and of which 223 shares are unvested as of December 31, 2009, and (d) 751 restricted shares of common stock awarded on May 9, 2006, which shares vest in equal installments on the first three anniversaries of the date of grant and of which all 751 shares are vested as of December 31, 2009.

(4)	Pursuant to the 2005 Incentive Compensation Plan, Mr. Segal was awarded (a) 1,947 restricted shares of common stock on May 28, 2009, which shares vest in equal installments on the first three anniversaries of the date of grant and of which all 1,947 shares are unvested as of December 31, 2009, (b) 1,859 restricted shares of common stock on May 2, 2008, which shares vest in equal installments on the first three anniversaries of the date of grant and of which all 1,240 shares are unvested as of December 31, 2009, (c) 667 restricted shares of common stock on May 8, 2007, which shares vest in equal installments on the first three anniversaries of the date of grant and of which 223 shares are unvested as of December 31, 2009, and (d) 751 restricted shares of common stock awarded on May 9, 2006, which shares vest in equal installments on the first three anniversaries of the date of grant and of which all 751 shares are vested as of December 31, 2009.

(5)	Pursuant to the 2005 Incentive Compensation Plan, Mr. Shochat was awarded (a) 1,947 restricted shares of common stock on May 28, 2009, which shares vest in equal installments on the first three anniversaries of the date of grant and of which all 1,947 shares are unvested as of December 31, 2009, (b) 1,859 restricted shares of common stock on May 2, 2008, which shares vest in equal installments on the first three anniversaries of the date of grant and of which all 1,240 shares are unvested as of December 31, 2009, (c) 667 restricted shares of common stock on May 8, 2007, which shares vest in equal installments on the first three anniversaries of the date of grant and of which 223 shares are unvested as of December 31, 2009, and (d) 751 restricted shares of common stock awarded on May 9, 2006, which shares vest in equal installments on the first three anniversaries of the date of grant and of which all 751 shares are uvested as of December 31, 2009.

(6)	Reflects the aggregate grant date fair value of 1,947 restricted shares of common stock granted to each of Messrs. Haddock, Segal and Shochat on May 28, 2009 determined in accordance with ACS 718.
Compensation Committee Interlocks and Insider Participation
     Alon established a compensation committee in 2005 consisting of Jeff D. Morris, Alon’s Chief Executive Officer since May 2005, and David Wiessman, Alon’s Executive Chairman of the Board since July 2000. Mr. Morris was President of Alon from May 2005 until March 2010, President and Chief Executive Officer of Alon’s subsidiary Alon USA, Inc. since its inception in August 2002 and of Alon’s other operating subsidiaries since July 2000. Mr. Wiessman was Alon’s President and Chief Executive Officer since its formation in 2000 until May 2005.
     Compensation for Alon’s executive officers other than Messrs. Wiessman and Morris is determined by Messrs. Wiessman and Morris, with Mr. Morris’ compensation being determined by Mr. Wiessman in consultation with the Board, excluding Mr. Morris. Mr. Wiessman’s compensation is determined by the Board, excluding Mr. Wiessman. See “Certain Relationships and Related Transactions” for information regarding relationships and transactions involving Alon in which Messrs. Wiessman and Morris had interests.
     None of Alon’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Board.
2009 EQUITY COMPENSATION PLAN INFORMATION
     As of December 31, 2009, the 2005 Incentive Compensation Plan was the only compensation plan under which securities of the Company were authorized for issuance. The table below provides information as of December 31, 2009.

Number of shares of
common stock remaining
	Number of shares of		available for future
	common stock to be issued	Weighted-average exercise	issuance under equity
	upon exercise of	price of outstanding	compensation plans
	outstanding options,	options, warrants and	(excluding securities
Plan Category	warrants and rights (1)	rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	—	n/a	2,111,258
Equity compensation plans not approved by stockholders	—	—	—
Total	—	n/a	2,111,258

(1)	As described in Note 1 to the Summary Compensation Table, SARs granted to employees are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise and based in part on the difference between the grant price and the price of Alon common stock at the time of exercise. Based on the closing price of Alon’s common stock on December 31, 2009, no shares would have been issuable in respect of the SARs assuming that all such SARs had been exercisable and as a result, no shares are reflected in this column in respect of the SARs. The table above also does not reflect 2,794 and 1,049 shares of Alon Assets and Alon Operating, respectively, that are issuable upon the exercise of options granted under the Option Plans, each of which has an exercise price of $100 per share.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee is responsible for establishing and administering Alon’s policies, programs and procedures for determining compensation for its executive officers and Board members. The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis. Based on this review and discussion, all of the members of the Compensation Committee, whose names are listed below, have recommended to the Board that the Compensation Discussion and Analysis be included in Alon’s annual report on Form 10-K for the year ended December 31, 2009 or proxy statement on Schedule 14A for filing with the SEC.
     The foregoing report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
Members of the Compensation Committee

David Wiessman	Jeff D. Morris
AUDIT COMMITTEE REPORT
     Management is responsible for Alon’s system of internal controls and the overall financial reporting process. Alon’s independent registered public accounting firm is responsible for performing an independent audit of Alon’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.
     The Audit Committee reviewed and discussed with both management and Alon’s independent registered public accounting firm all annual and quarterly financial statements for the fiscal year ended December 31, 2009 prior to their issuance. During 2009, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No.114 (The Auditor’s Communications with Those Charged with Governance), the successor to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of Alon’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and also discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of Alon’s internal and disclosure control structure, including its internal control over financial reporting.
     Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it approve the inclusion of Alon’s audited financial statements in Alon’s annual report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.
     The foregoing report was submitted by the Audit Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
Members of the Audit Committee

Ron W. Haddock	Zalman Segal	Avraham Shochat

INDEPENDENT PUBLIC ACCOUNTANTS
     Audit Fees. The aggregate fees billed by KPMG LLP (“KPMG”) for professional services rendered for the audit of Alon’s annual financial statements, the review of the financial statements included in Alon’s annual reports on Form 10-K and quarterly reports on Form 10-Q were $1,200,000 for the year ended December 31, 2009 and $1,500,000 for the year ended December 31, 2008.
     Audit-Related Fees. The aggregate fees billed by KPMG for assurance and related services related to the performance of audits or review of Alon’s financial statements and not described above under “Audit Fees” were $423,000 for 2009, primarily related to the audit of entities that Alon has acquired, and $153,200 for 2008.
     Tax Fees. No fees were billed by KPMG for professional services rendered for tax compliance, tax advice and tax planning in 2009 and 2008.
     All Other Fees. No fees were billed by KPMG for products and services not described above in 2009 and 2008.
     Pre-Approval Policies and Procedures. In general, all engagements of Alon’s outside auditors, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee. During 2009, all of the services performed for Alon by KPMG were pre-approved by the Audit Committee. The Audit Committee has considered the compatibility of non-audit services with KPMG’s independence.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
     Alon’s corporate governance guidelines, which were adopted by the Board on July 7, 2005, require that the Board exercise appropriate oversight with respect to all related-party transactions. All related party transactions are submitted to a committee of disinterested directors for approval. The Board and the respective disinterested directors believe that the following transactions and relationships during 2009 were reasonable and in the best interest of Alon.
Transactions with Management and Others
     Transactions with Alon Israel
     As of March 1, 2010, Alon Israel was the beneficial owner of approximately 76.02% of Alon’s outstanding common stock. Certain of our directors, including Messrs. Wiessman and Biran, have beneficial ownership interests in Alon Israel as described in footnote 5 to the “Security Ownership of Certain Beneficial Holders and Management” table in this Proxy Statement.
     Sale of HEP Units. In connection with a contribution of certain pipeline, product terminal and storage tank assets to Holly Energy Partners, LP (“HEP”) in 2005, Alon received, in addition to $120.0 million in cash, 937,500 subordinated Class B limited partnership units in HEP (the “HEP Units”). On January 22, 2010, Alon sold (i) 150,200 HEP Units to Blue Square Investments, Ltd. (“Blue Square”) for approximately $6.0 million, (ii) 150,200 HEP Units to Dor-Alon Energy Israel (1988) Ltd. (“Dor-Alon”) for approximately $6.0 million and (iii) 287,258 HEP Units to Alon Israel for cash equivalents with aggregate principal value of $12.75 million. In each transaction, the price per HEP Unit was based on the average closing price of HEP’s publically traded Class A limited partnership units for the 30 days preceding the closing of such transaction. Blue Square and Dor-Alon are owned approximately 70% and 80%, respectively, by Alon Israel.
     Alon Louisiana Preferred Stock Purchase Agreement. On July 3, 2008, pursuant to the terms of a Series A Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of July 3, 2008, entered into by and between Alon Refining Louisiana, Inc. (“Alon Louisiana”), a subsidiary of Alon, and Alon Israel, Alon Louisiana issued to Alon Israel 80,000 shares of non-voting Series A Preferred Stock, par value $1,000.00 per share (the “Original Preferred Shares”), for an aggregate purchase price of $80.0 million. On July 3, 2008, we completed the acquisition of all of the capital stock of the refining business located in Krotz Springs, Louisiana, from Valero Energy Corporation, through a subsidiary of Alon Louisiana, Alon Refining Krotz Springs, Inc. (“Krotz Springs”).

The purchase price was $333.0 million in cash plus approximately $141.5 million for working capital, including inventories. The cash portion of the purchase price and working capital payment were funded in part by proceeds from the sale of the Original Preferred Shares to Alon Israel.
     Pursuant to the terms of the Stock Purchase Agreement, Alon Israel caused letters of credit in the amount of $55.0 million (the “Original L/Cs”) to be issued for the benefit of Bank of America, N.A. in order to support the borrowing base of Krotz Springs under the Loan and Security Agreement by and among Alon Louisiana, Krotz Springs, Bank of America, N.A. and the banks and financial institutions listed on the signature page thereof as “Lenders.”
     Stockholders Agreement
     Original Preferred Stock. In connection with the Stock Purchase Agreement, Alon, Alon Louisiana, Alon Israel and Alon Louisiana Holdings, Inc. (“Alon Louisiana Holdings”), a subsidiary of Alon and the holder of all of the outstanding shares of common stock of Alon Louisiana, entered into a Stockholders Agreement (the “Original Stockholders Agreement”), dated as of July 3, 2008. On March 31, 2009, Alon, Alon Louisiana, Alon Israel and Alon Louisiana Holdings entered into an Amended and Restated Stockholders Agreement (the “Stockholders Agreement”), which amended and restated the terms of the Original Stockholders Agreement. On December 31, 2009, Alon, Alon Louisiana, Alon Israel and Alon Louisiana Holdings, entered into an amendment (the “First Amendment”) to the Stockholders Agreement, which provided for the acceleration of the mandatory exchange of the Original Preferred Stock for shares of Alon’s common stock from July 3, 2011 to December 31, 2009. Pursuant to the First Amendment Alon issued 7,351,051 shares of Alon’s common stock in exchange for all of the Original Preferred Stock. The 7,351,051 shares of Alon common stock issued to Alon Israel in exchange for the Original Preferred Stock represented (1) the $80,000,000 par value of the Original Preferred Stock plus the amount of dividends accruing thereon through July 3, 2011, divided by (2) the $14.39 per share value for Alon common stock established for purposes of the exchange pursuant to the terms of the Stockholders Agreement.
          L/Cs. Pursuant to the Stockholders Agreement, Alon Israel agreed to cause letters of credit to be issued in favor of Krotz Springs in an aggregate amount up to $25.0 million (the “Additional L/Cs” and, together with the Original L/Cs, the “L/Cs”) and Alon Israel was granted an option (the “L/C Option”), exercisable at any time the L/Cs are outstanding (but subject to the terms of the credit facilities and other binding obligations of Alon Louisiana), to withdraw the L/Cs and acquire shares of Series A Preferred Stock, par value $1,000.00 per share, of Alon Louisiana in an amount equal to such withdrawn L/Cs.
     Alon Louisiana Holdings or Alon (subject to the terms of their respective existing credit facilities and other binding obligations) shall pay Alon Israel a fee (which is subject to adjustment) in consideration for causing the issuance of the L/Cs. Alon agreed to use its best efforts and to cause its affiliates to use their respective best efforts (subject to the terms of the respective existing credit facilities and other binding obligations) to (1) replace the L/Cs with its own resources or by obtaining funds or other support through commercially reasonable arrangements with third party financing sources or (2) otherwise secure the release of the letters of credit support requirements. As of December 31, 2009, the L/Cs have not been replaced and the fees payable to Alon Israel in connection with the L/Cs have been deferred.
     The Stockholders Agreement provides that, in the event a beneficiary of an L/C draws upon any L/C, Alon Louisiana Holdings shall issue and deliver to Alon Israel a promissory note in a principal amount equal to the amount of such draw and bearing interest at a rate of 10.75% per annum. The promissory note will contain an option on the part of the Company, to issue shares of the Company’s common stock in satisfaction of the payment obligations thereunder on the first day the Company’s securities trading window opens after the issuance of the promissory note.
     Registration Rights Agreement. Pursuant to the terms of a Registration Rights Agreement with Alon Israel, Alon has provided Alon Israel with registration rights, including demand registration rights and “piggy-back” registration rights, with respect to Alon common stock owned by Alon Israel. Alon’s obligations are subject to limitations relating to a minimum amount of common stock required for registration, the timing of registration and other similar matters. Alon is obligated to pay all expenses incidental to such registration, excluding underwriters’ discounts and commissions and certain legal fees and expenses.

     SCS Beverage
     On February 29, 2004, Alon sold 17 licenses for the sale of alcoholic beverages at 17 stores in New Mexico to SCS Beverage, Inc., a corporation treated as a pass-through entity that is wholly owned by Jeff D. Morris, Alon’s Chief Executive Officer. Under rules and regulations of the New Mexico Alcohol and Gaming Division, a holder of a license to sell alcoholic beverages in New Mexico must provide substantial documentation in the application for and annual renewal of the license, including detailed questionnaires and fingerprints of the officers and directors of each entity beneficially owning 10% or more of the holder of the license. Alon engaged in this transaction to expedite the process of renewing the licenses by limiting the required disclosures to one individual stockholder. The purchase price paid by SCS Beverage consisted of approximately $2.6 million for the 17 licenses and approximately $0.2 million for the inventory of alcoholic beverages on the closing date. The purchase price was paid by SCS Beverage issuing to Alon a demand promissory note in the amount of $2.8 million. The demand note is payable solely by transferring the licenses and inventory existing at the time of payment back to Alon. The demand note is secured by a pledge of the licenses and the inventory and a pledge of 100% of the stock of SCS Beverage. Pursuant to the purchase and sale agreement, SCS Beverage granted Alon an option to re-acquire the licenses at any time at a purchase price equal to the same purchase price paid by SCS Beverage to acquire the licenses.
     As the holder of the New Mexico licenses, SCS Beverage is the only party entitled to purchase alcoholic beverages to be sold at the locations covered by the licenses and to receive revenues from the sale of alcoholic beverages at those locations. Simultaneously with the transfer of the licenses, SCS Beverage entered into a premises lease with Alon to lease space at each of the locations covered by the licenses for the purpose of conducting the alcoholic beverages concessions. The total annual payments by SCS Beverage to Alon under this premises lease agreement have averaged approximately $1.89 million over the last three fiscal years and are subject to adjustment by Alon based on the volume of sales of alcoholic beverages at the locations covered by the licenses. To date, the profits realized by SCS Beverage from the sale of alcoholic beverages at these locations have not exceeded lease payments by SCS Beverage to Alon and it anticipates that this will continue to be the case in the future. As a result, Mr. Morris has not received any economic benefit from the ownership of SCS Beverage, and Alon does not anticipate that Mr. Morris will derive any economic benefit from his ownership of SCS Beverage in the future.
     Alon Assets and Alon Operating Dividends
     In connection with dividend payments by Alon to its stockholders in 2009, Messrs. Morris, Hart and Concienne were paid dividends on the shares held by them in Alon Operating. The total dividends paid to Messrs. Morris, Hart and Concienne in 2009 from Alon Operating were $416,650.68, $104,156.72 and $55,091.36, respectively. In 2009, no dividend payments were made by Alon Assets.
     Alon Refining Louisiana, Inc. Dividends
     Alon Israel owned 80,000 Preferred Shares of Alon Louisiana during 2008 and 2009. Dividends accrue on each share of such preferred stock at a rate of 10.75% per annum. No dividends were paid in respect of such Preferred Shares in 2008 or 2009. On December 31, 2009 Alon Israel exchanged such Preferred Stock for shares of Alon common stock. For more information, see “Transactions with Management and Others — Transactions with Alon Israel — Stockholders Agreement — Original Preferred Stock.”

PROPOSAL 1.
ELECTION OF DIRECTORS
     The following nominees have been selected by the Board for submission to the stockholders: David Wiessman, Itzhak Bader, Boaz Biran, Shlomo Even, Avinadav Grinshpon, Ron W. Haddock, Jeff D. Morris, Yeshayahu Pery, Zalman Segal, and Avraham Shochat, each to serve a one-year term expiring at the annual meeting in 2011.
     The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board. If you do not wish your shares voted for one or more of the nominees, you may so indicate when you vote.
Your Board Recommends a Vote “FOR” the Above Nominees.

PROPOSAL 2.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Alon for the year ending December 31, 2010. The Board is asking stockholders to ratify this appointment. Although SEC regulations and the NYSE listing requirements require Alon’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. If the appointment of KPMG LLP is not ratified, the matter of the appointment of the independent registered public accounting firm will be considered by the Audit Committee.
     Representatives of KPMG LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.
Your Board Recommends a Vote “FOR” Proposal 2.

PROPOSAL 3.
APPROVAL OF THE ALON USA ENERGY, INC.
AMENDED AND RESTATED
2005 INCENTIVE COMPENSATION PLAN
General
          The Alon USA Energy, Inc. 2005 Incentive Compensation Plan, or the Original 2005 Plan, was most recently approved by our stockholders in 2006. In March 2010 the Board approved an amended and restated Alon USA Energy, Inc. 2005 Incentive Compensation Plan, or the Amended 2005 Plan. The Amended 2005 Plan is being submitted to our stockholders to approve the amendments to the Original 2005 Plan and so that awards to named executive officers under the Amended 2005 Plan will continue to be deductible under Section 162(m) of the Code. Because the Committee (as defined in the Amended 2005 Plan) has the power to change the targets under the performance goals, the Code requires that certain material terms of the Amended 2005 Plan be re-approved by Alon’s stockholders at least once every five years in order to remain in compliance with Section 162(m) of the Code. The Board has approved the Amended 2005 Plan as a flexible incentive compensation plan that will allow Alon to utilize different forms of compensation awards to attract, retain and reward eligible participants under the Amended 2005 Plan and strengthen the mutuality of interests between management and Alon’s stockholders.
          Set forth below is a summary of (1) the material amendments to the Original 2005 Plan and (2) the Amended 2005 Plan, which is qualified in its entirety by the specific language of the Amended 2005 Plan. A copy of the Amended 2005 Plan is attached to this Proxy Statement as Appendix A and incorporated herein by reference.
Amendments to the Original 2005 Plan
           The Board has approved amendments to the Original 2005 Plan to (1) extend the term of the Amended 2005 Plan to the tenth anniversary of the date on which the Amended 2005 Plan is approved by our stockholders, (2) increase by 3,000,000 the number of shares of Alon’s common stock reserved for issuance under the Amended 2005 Plan from 2,200,000 to 5,200,000 and (3) to provide an exception to the limit of 50,000 performance shares, restricted shares or restricted stock units that may be granted during a calendar year to a participant, which exception would permit, subject to prior approval by the Board, a one-time grant of up to 500,000 performance shares, restricted shares or restricted stock units to certain senior officers of the Company.
Summary of the Amended 2005 Plan
          Purpose: The purpose of the Amended 2005 Plan is to recruit and retain highly qualified directors, executive officers and selected employees, and to provide them incentives to set forth maximum efforts for the success of Alon’s business, in order to serve the best interests of Alon and its stockholders.
          Term: The Amended 2005 Plan will expire on the tenth anniversary of the date on which the Amended 2005 Plan is approved by the stockholders. No further awards will be made under the Amended 2005 Plan on or after such tenth anniversary. Awards that are outstanding on the date the Amended 2005 Plan terminates will remain in effect according to their terms and the provisions of the Amended 2005 Plan.
          Administration: Except to the extent administration of the Amended 2005 Plan has been expressly assumed by the Board pursuant to a resolution of the Board, the Amended 2005 Plan will be administered by the Incentive Compensation Committee with respect to participants subject to Section 16 of the Securities Exchange Act of 1934 and the Compensation Committee of the Board with respect to all other participants (the appropriate administering body being hereinafter refereed to as the “Committee”). The Board has assumed administration of the Amended 2005 Plan with respect to awards to participants subject to Section 16 of the Securities Exchange Act of 1934. The Compensation Committee and the Board have the full authority and discretion to administer the Amended 2005 Plan and to take any action that is necessary or advisable in connection with the administration of the Plan.
          Types of Awards: The Amended 2005 Plan authorizes the granting of awards in any of the following forms:

• stock options;	• performance shares;

• appreciation rights;	• performance units; and

• restricted shares;	• senior executive plan bonuses.

• restricted stock units;
          Eligible Participants: Executive officers, key employees of Alon or a subsidiary of Alon and eligible directors (as defined below) are eligible to participate in the Amended 2005 Plan, provided that eligible directors shall be able to participate only for purposes of awards of restricted stock. Alon estimates that approximately 100 individuals, including our executive officers, key employees and eligible directors, are currently eligible to be selected by the Committee to receive awards under the Amended 2005 Plan.
          Shares Available Under Amended 2005 Plan: Subject to certain adjustments that may be required from time to time to prevent dilution or enlargement of the rights of participants in the Amended 2005 Plan, a maximum of 5,200,000 shares will be available for grants of all equity awards under the Amended 2005 Plan. Shares of Alon common stock issued pursuant to the Amended 2005 Plan may be shares of original issuance or treasury shares or a combination of the foregoing.
          Limitations on Awards: Awards under the Amended 2005 Plan will be subject to the following limitations:
•	No more than 5,200,000 shares of common stock, subject to adjustment in accordance with the terms of the Amended 2005 Plan, will be issued pursuant to stock options that are intended to qualify as incentive stock options under Section 422 of the Code.

•	The maximum aggregate number of shares of common stock that: (i) may be subject to stock options or appreciation rights granted to a participant during any calendar year will not exceed 100,000 shares plus an additional 100,000 shares if granted to a participant who has not previously been employed by Alon or its subsidiaries; and (ii) may be granted to a participant during any calendar year as performance shares, restricted shares or restricted stock units may not exceed 50,000 shares plus an additional 50,000 shares if granted to a participant who has not previously been employed by Alon or its subsidiaries; provided however, that, upon prior approval of the Board, a senior officer of the Company may, in addition to any other grants to such individual pursuant to this Plan, receive a one-time grant of up to 500,000 shares with respect to performance shares, restricted shares or restricted stock units. For purposes of this exception, senior officers of the Company include the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, and any Senior Vice President of the Company.

•	The maximum aggregate cash value of payments to any participant for any performance period pursuant to an award of performance units will not exceed $1 million.

•	The payment of a senior executive plan bonus to any participant will not exceed $1 million.
          Stock Options: The Committee may from time to time authorize grants to any participant of options to purchase shares of common stock upon such terms and conditions as it may determine in accordance with the terms of the Amended 2005 Plan. The exercise price of each stock option granted may not be less than 100% of the market value per share on the date of grant. Vesting of stock options will be based on the required period or periods of continuous service of the participant, and may also be contingent upon the participant’s achievement of certain management objectives.
          Appreciation Rights: The Committee may also from time to time authorize grants to any participant of appreciation rights upon such terms and conditions as it may determine in accordance with the provisions of the Amended 2005 Plan. Appreciation rights may be granted in tandem with stock options or separate and apart from a grant of stock options. An appreciation right will be a right of the participant to receive from Alon upon exercise an amount which will be determined by the Committee at the date of grant and will be expressed as a percentage of the spread (not exceeding 100%) at the time of exercise. The “spread” of an appreciation right is the difference between (i) the aggregate fair market value at the time of exercise of the shares of Alon common stock subject to the appreciation right and (ii) the aggregate price per share of Alon common stock at which the appreciation right was granted. An appreciation right granted in tandem with a stock option may be exercised only by surrender of the related stock option. The amount payable to a participant receiving a grant of appreciation rights under the Amended 2005 plan may be paid in cash, in shares of common stock or in a combination thereof, as determined by the Committee. Vesting of appreciation rights will be based on the required period or periods of continuous service of the participant and may also be contingent upon the participant’s achievement of certain management objectives.
          Restricted Shares: Restricted shares are shares of Alon common stock that are issued to a participant subject to such restrictions on transfer and vesting requirements as may be determined by the Committee in accordance with the Amended 2005 Plan. Each grant or sale of restricted shares will constitute an immediate transfer of the ownership of shares of common stock to the participant in consideration of the performance of services, entitling such participant to voting and other ownership rights, but will remain subject to the restrictions established by the Committee in accordance with the terms of the Amended 2005 Plan. Each grant or sale may limit a participant’s dividend rights during the period in which the restricted shares are subject to any such restrictions. The termination of restrictions applicable to restricted shares may also be subject to the participant’s achievement of specified management objectives.
          Restricted Stock Units: The Committee may also from time to time authorize grants or sales to any participant of restricted stock units upon such terms and conditions as it may determine in accordance with the terms of the Amended 2005 Plan. Each grant or sale will constitute the agreement by Alon to issue or transfer shares of common stock to the participant in the future in consideration of the performance of services, subject to the fulfillment during the deferral period of such conditions as the Committee may specify. During the applicable deferral period for a given restricted stock unit award, the participant will not have any right to transfer the rights associated with the restricted stock units and will have no ownership or voting rights with respect to the restricted stock units or the underlying shares of Alon common stock associated with the restricted stock units.
          Performance Shares and Performance Units: The Amended 2005 Plan authorizes the Committee to grant performance shares and performance units to participants, which will become payable upon achievement of specified management objectives, and such other terms and conditions as the Committee may determine in accordance with the terms of the Amended 2005 Plan. The payment of performance shares or performance units which become payable to a participant may be made in cash, in shares of Alon common stock or in a combination thereof, as determined by the Committee.
          Senior Executive Plan Bonuses: The Committee may authorize payment of annual incentive compensation to a participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision), which incentive compensation will become payable upon the achievement of specified management objectives by the participant. Senior executive plan bonuses will be payable upon such terms and conditions as the Committee may determine in accordance with the provisions of the Amended 2005 Plan. The payment of a senior executive plan bonus which becomes payable to a participant may be made in cash, in shares of Alon common stock or in a combination thereof, as determined by the Committee.
          Awards to Eligible Directors: Eligible directors are members of the Board who are not (i) an employee of Alon or any of its subsidiaries or (ii) an officer, director or employee of (A) Alon Israel or any of its affiliates other than Alon or any of its subsidiaries; (B) Africa Israel Investments Ltd. or any of its affiliates; (C) Bielsol Investments (1987) Ltd. or any of its affiliates; or (D) Kibbutz Movement or any of its affiliates. Under the Amended 2005 Plan, each eligible director, when he or she first takes office (other than on the date of an annual meeting of Alon’s stockholders), will be granted retention shares having a value equal to $25,000 as of the date of grant. Each eligible director in office immediately after each annual meeting of Alon’s stockholders during the term of the Amended 2005 Plan will receive a grant of restricted shares having a value equal to $25,000 as of the date of grant.
          The number of restricted shares subject to a grant to an eligible director will be determined by dividing the dollar value of the grant by the closing sales price of a share of Alon common stock on the NYSE or other national securities exchange or market on which the shares are then listed or quoted; provided that, if there are no Alon common stock transactions on such date, the number of shares will be determined with reference to the closing sales price as of the immediately preceding date on which there were Alon common stock transactions.
          Management Objectives: Management objectives may be described in terms of company-wide objectives (i.e., the performance of Alon and all of its subsidiaries) or in terms of objectives that are related to the performance of the individual participant or of the division, subsidiary, department, region or function within Alon or a subsidiary of Alon in which the participant receiving the award is employed or upon which the participant’s efforts have the most influence. The achievement of the management objectives established by the Committee for any performance period will be determined without regard to any change in accounting standards by the Financial Accounting Standards Board or any successor entity.
          The management objectives applicable to any award to a participant who is, or is determined by the Committee to be, likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision) will be limited to specified levels of, growth in, or performance relative to peer company performance in, one or more of the following performance measures (excluding the effect of extraordinary or nonrecurring items unless the Committee specifically includes any such extraordinary or nonrecurring item at the time such award is granted):

• profitability measures;	• individual performance;

• revenue, sales and same store sales measures;	• supply chain efficiency;

• business unit performance;	• customer satisfaction;

• leverage measures;	• productivity measures;

• stockholder return;	• cash flow measures;

• expense management;	• return measures; and

• asset and liability measures;	• product development and/or performance.
          If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of Alon, or the manner in which Alon conducts its business, or any other event or circumstance, the management objectives are no longer suitable, the Committee may in its discretion modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, with respect to a performance period as the Committee deems appropriate and equitable.
          Transferability: No award may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or, with the consent of the Committee, by gifts to family members of the participant, including to trusts to which family members of the participant own more than 50% of the beneficial interests, to foundations in which family members of the participant control or the participant controls the management of assets and to other entities in which more than 50% of the voting interests are owned by family members of the participant or the participant. No stock option or appreciation right granted to a participant will be exercisable during the participant’s lifetime by any person other than the participant, the participant’s guardian or legal representative or any permitted transferee.
          Withholding Taxes: To the extent that Alon is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Amended 2005 Plan, and the amounts available to Alon for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to Alon for payment of the balance of such taxes required to be withheld. In addition, if permitted by the Committee, a participant may elect to have any withholding obligation of Alon satisfied with shares of common stock that would otherwise be transferred to the participant in payment of the participant’s award.

          Amendments: The Amended 2005 Plan may be amended from time to time by the Compensation Committee or the Board but may not be amended without approval by the stockholders if such amendment would result in the Amended 2005 Plan no longer satisfying any applicable requirements of the NYSE, Rule 16b-3 of the Exchange Act of 1934 or Section 162(m) of the Code. Neither the Compensation Committee nor the Board will authorize the amendment of any outstanding stock option to reduce the option price without the further approval of the stockholders. Furthermore, no stock option will be cancelled and replaced with stock options having a lower option price without further approval of the stockholders.
          Termination: The Amended 2005 Plan may be terminated at any time by action of the Board. The termination of the Amended 2005 Plan will not affect the terms of any outstanding award.
Material U.S. Federal Income Tax Consequences
          The following discussion of the principal U.S. federal income tax consequences with respect to awards under the Amended 2005 Plan is based on statutory authority and judicial and administrative interpretations as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following discussion is designed to provide a general understanding of the federal income tax consequences (state, local and other tax consequences are not addressed below). This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States. The U.S. federal income tax law is technical and complex and the discussion below represents only a general summary.
          Non-Qualified Stock Options: In general, no income will be recognized by a participant at the time a non-qualified stock option is granted. At the time of exercise of the stock option, the participant will recognize ordinary income if the shares are not subject to a substantial risk of forfeiture (as defined in Section 83 of the Code). The amount of such income will be equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. At the time of the sale of the shares of common stock acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. Long-term capital gains may be eligible for reduced rates if applicable holding period requirements are satisfied.
          Incentive Stock Options: In general, no income will be recognized by a participant upon the grant or exercise of an option intended to be an incentive stock option, as defined under Section 422 of the Code. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If shares of common stock are issued to the participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of the shares is made by the participant within two years after the date of grant or within one year after the transfer of such shares to the participant, then upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a capital gain and any loss sustained will be a capital loss.
          If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the participant generally will be taxed as a capital gain (or loss).
          Restricted Shares: A recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for the restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who makes an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of the restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.
          Appreciation Rights: Generally, the recipient of a stock appreciation right will not recognize income when the right is granted. Upon exercise of an appreciation right, the amount of any cash received and the fair market value on the exercise date of any shares of common stock received are taxable to the recipient as ordinary income.
          Restricted Stock Units: A participant will not recognize income upon the grant of restricted stock units. Any subsequent transfer of shares of common stock in satisfaction of the grant will generally result in the participant recognizing ordinary income at the time of transfer, in an amount equal to the fair market value of the shares at the time of such transfer, reduced by any amount paid by the participant. If the shares transferred constitute substantially non-vested property within the meaning of Section 83 of the Code, the rules described above for restricted shares will generally apply to such shares.
          Performance Shares and Performance Units: No income generally will be recognized upon the grant of performance shares or performance units. The participant generally will be required to include as ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any non-restricted shares of common stock received in satisfaction of a grant of performance shares or performance units.
          Senior Executive Plan Bonuses: The participant generally will be required to include as ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any non-restricted shares of common stock received as payment of a bonus.
          Tax Consequences to Alon: To the extent that a participant recognizes ordinary income in the circumstances described above, Alon will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.
          Section 409A of the Code: To the extent that any award granted under the Amended 2005 Plan constitutes a deferral of compensation within the meaning of Section 409A of the Code, the Committee intends to cause the award to comply with the requirements of Section 409A and avoid the imposition of penalty taxes and interest upon the participant receiving the award.

New Plan Benefits
Alon USA Energy, Inc.
Amended and Restated 2005 Incentive Compensation Plan
          Awards under the Amended 2005 Plan are discretionary. Consequently, we cannot currently determine the number or type of awards that will be granted to participants for the 2010 fiscal year, except as indicated below. The information in the table below states the benefits that are currently intended to be granted under the Amended 2005 Plan to certain executive officers and directors, but are not necessarily indicative of additional awards, if any, that may be granted to participants.
          The dollar value on the date of grant cannot be determined at this time. For purposes of this table the dollar value is calculated based on the closing market price of Alon’s common stock on the NYSE on December 31, 2009, which was $6.84.

Name	Dollar Value ($)	Number of Units
Paul Eisman President	$3,420,000	500,000
Executive Group (1)	$3,420,000	500,000
Non-Executive Director Group (2)	$75,000	10,964

(1)	All current executive officers as a group.

(2)	In 2010 each of three eligible directors (as defined above) will receive an award of $25,000 worth of restricted stock on the date of Alon’s annual meeting of stockholders. The number of shares of restricted stock subject to a grant will be determined by dividing $25,000 by the closing sales price of a share of Alon common stock on the NYSE or other national securities exchange or market on which the shares are then listed or quoted; provided that, if there are no Alon common stock transactions on such date, the number of shares will be determined with reference to the closing sales price as of the immediately preceding date on which there were Alon common stock transactions. Any change in the number of non-employee directors would affect this amount.
Your Board Recommends a Vote “FOR” Proposal 3.

OTHER MATTERS
     The Board does not know of any other matters that are to be presented for action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC. For additional information, please see the following items of our 2009 Annual Report on Form 10-K: “Financial Statements and Supplementary Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure”, and “Quantitative and Qualitative Disclosures about Market Risk”, each of which are hereby incorporated by reference.
     This Proxy Statement incorporates important business and financial information about Alon from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this Proxy Statement through our website, www.alonusa.com and from the SEC at its website, www.sec.gov or by requesting them in writing from Alon’s Investor Relations Department at Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251 or by telephone at 972-367-4000. Requested documents will be sent by first class mail within one business day of Alon’s receipt of your request.
STOCKHOLDER PROPOSALS
Stockholder Recommendations for Nomination of Directors
     The Board will consider nominees for directors recommended by stockholders of Alon and will evaluate such nominees using the same criteria used to evaluate director candidates otherwise identified by the Board. Stockholders wishing to make such recommendations should write to the Board in care of the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications and other relevant biographical information.
Stockholder Proposals for Annual Meeting in 2011
     To be considered for inclusion in Alon’s proxy statement for Alon’s 2011 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be in writing and submitted to the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251, and must otherwise comply with the requirements of Rule 14a-8. The proposal must be received no later than 120 days prior to April 7, 2011 for Alon to consider it for inclusion.
     Stockholders who desire to present business at Alon’s 2011 annual meeting of stockholders, without inclusion in the proxy statement for such meeting, including a nomination of a candidate for election as director at such meeting, must notify Alon’s Secretary of such intent in accordance with Alon’s bylaws by writing to the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. To be timely, such notice must be received not later than 60 days prior to April 7, 2011 nor earlier than 90 days prior to April 7, 2011; provided that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. The advance notice must also meet the other requirements of Section 8(c) of Alon’s bylaws. You may obtain a copy of Alon’s bylaws on Alon’s website (www.alonusa.com) or by writing to Alon’s Secretary at the address above.
     The above Notice of Annual Meeting of Stockholders and Proxy Statement are sent by order of the Board.
Harlin R. Dean
Senior Vice President-Legal, General Counsel and Secretary
April 7, 2010

APPENDIX A
ALON USA ENERGY, INC.
AMENDED AND RESTATED
2005 INCENTIVE COMPENSATION PLAN

ALON USA ENERGY, INC.
AMENDED AND RESTATED
2005 INCENTIVE COMPENSATION PLAN

ALON USA ENERGY, INC.
AMENDED AND RESTATED
2005 INCENTIVE COMPENSATION PLAN
     Alon USA Energy, Inc., a Delaware corporation (the “Company”), establishes the Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan (the “Plan”).
1.	Purpose. The Plan amends and restates the Alon USA Energy, Inc. 2005 Incentive Compensation Plan (the “Prior Plan”). The purpose of the Plan is to recruit and retain highly qualified directors, executive officers and selected employees, and to provide them incentives to put forth maximum efforts for the success of the Company’s business, in order to serve the best interests of the Company and its stockholders.

2.	Term. The Prior Plan was approved by the Board and the Company’s stockholders on July 6, 2005. The Prior Plan was re-approved by the Company’s stockholders on May 9, 2006 at the Company’s 2006 annual meeting of the stockholders. The amendments affected by this Plan were approved by the Board on March 2, 2010 and will become effective, subject to approval by the stockholders of the Company, on the date of such stockholder approval. The Plan will expire on the tenth anniversary of the date on which it is approved by the stockholders of the Company. No further Awards will be made under the Plan on or after such tenth anniversary. Awards that are outstanding on the date the Plan terminates will remain in effect according to their terms and the provisions of the Plan.

3.	Definitions. The following terms, when used in the Plan with initial capital letters, will have the following meanings:
(a)	Appreciation Right means a right granted pursuant to Section 7.

(b)	Award means the award of a Senior Executive Plan Bonus; the grant of Appreciation Rights, Stock Options, Performance Shares, Performance Units or Restricted Stock Units; or the grant or sale of Restricted Shares.

(c)	Board means the Board of Directors of the Company.

(d)	Code means the Internal Revenue Code of 1986, as in effect from time to time.

(e)	Committee means:
(i)	with respect to any matter arising under the Plan that relates to a Participant who is subject to Section 16 of the Exchange Act, the Incentive Compensation Plan Committee appointed by the Board, which committee at all times will consist of two or more members of the Board, all of whom are intended (A) to meet all applicable independence requirements of the New York Stock Exchange or the principal national securities exchange or principal market on or in which the Common Stock is traded and (B) to qualify as “non-employee directors” as defined in Rule 16b-3 and as “outside directors” as defined in regulations adopted under Section 162(m) of the Code, as such terms may be amended from time to time, provided, however, that the failure of a member of the Committee to so qualify will not invalidate any Award granted to such Participant under the Plan;
(ii)	with respect to any matter arising under the Plan that relates to any other Participant, the Compensation Committee of the Board; and

(iii)	to the extent the administration of the Plan has been assumed by the Board pursuant to Section 17, the Board.
(f)	Common Stock means the common stock, par value $.01 per share, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section 14.

(g)	Date of Grant means the date specified by the Committee on which an Award will become effective.

(h)	Deferral Period means the period of time during which Restricted Stock Units are subject to deferral limitations under Section 9.

(i)	Eligible Director means a member of the Board who is not (i) an employee of the Company or any Subsidiary or (ii) an officer, director or employee of (A) Alon Israel Oil Company or any of its affiliates other than the Company or any Subsidiary; (B) Africa Israel Investments Ltd. or any of its affiliates; (C) Bielsol Investments (1987) Ltd. or any of its affiliates; or (D) Kibbutz Movement or any of its affiliates.

(j)	Evidence of Award means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Evidence of Award may be in any electronic medium, may be limited to a notation on the books and records of the Company and need not be signed by a representative of the Company or a Participant.

(k)	Exchange Act means the Securities Exchange Act of 1934, as amended.

(l)	Grant Price means the price per share of Common Stock at which an Appreciation Right is granted.

(m)	Management Objectives means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to an Award. Management Objectives may be described in terms of company-wide objectives (i.e., the performance of the Company and all of its Subsidiaries) or in terms of objectives that are related to the performance of the individual Participant or of the division, Subsidiary, department, region or function within the Company or a Subsidiary in which the Participant receiving the Award is employed or on which the Participant’s efforts have the most influence. The achievement of the Management Objectives established by the Committee for any Performance Period will be determined without regard to any change in accounting standards by the Financial Accounting Standards Board or any successor entity.
     The Management Objectives applicable to any Award to a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision) will be limited to specified levels of, growth in, or performance relative to peer company performance in, one or more of the following performance measures (excluding the effect of extraordinary or nonrecurring items unless the Committee specifically includes any such extraordinary or nonrecurring item at the time such Award is granted):
(i)	profitability measures;

(ii)	revenue, sales and same store sales measures;

(iii)	business unit performance;

(iv)	leverage measures;

(v)	stockholder return;

(vi)	expense management;

(vii)	asset and liability measures;

(viii)	individual performance;

(ix)	supply chain efficiency;

(x)	customer satisfaction;

(xi)	productivity measures;

(xii)	cash flow measures;

(xiii)	return measures; and

(xiv)	product development and/or performance
     If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, the Management Objectives are no longer suitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, with respect to a Performance Period as the Committee deems appropriate and equitable.
(n)	Market Value per Share means, at any date, the closing sale price of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) on the principal national securities exchange or in the principal market on or in which the Common Stock is traded.

(o)	Option Price means the purchase price per share payable on exercise of a Stock Option.

(p)	Participant means a person who is selected by the Committee to receive an Award under the Plan and who at that time is an executive officer or other key employee of the Company or any Subsidiary, or who at that time is an Eligible Director, provided that an Eligible Director shall be a Participant only for purposes of Awards of Restricted Shares.

(q)	Performance Share means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 10.

(r)	Performance Period means, with respect to an Award, a period of time within which the Management Objectives relating to such Award are to be measured. The Performance Period for a Senior Executive Plan Bonus will be the fiscal year of the Company, and, unless otherwise expressly provided in the Plan, the Performance Period for all other Awards will be established by the Committee at the time of the Award.

(s)	Performance Unit means a unit equivalent to $1.00 (or such other value as the Committee determines) granted pursuant to Section 10.

(t)	Restricted Shares means shares of Common Stock granted or sold pursuant to Section 8 as to which neither the ownership restrictions nor the restrictions on transfer have expired.

(u)	Restricted Stock Units means an Award pursuant to Section 9 of the right to receive shares of Common Stock at the end of a specified Deferral Period.

(v)	Rule 16b-3 means Rule 16b-3 under Section 16 of the Exchange Act as amended (or any successor rule to the same effect), as in effect from time to time.

(w)	Senior Executive Plan Bonus means an Award of annual incentive compensation made pursuant to and subject to the conditions set forth in Section 11.

(x)	Senior Officer means for purposes of Section 5(b), the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, or any Senior Vice President of the Company.

(y)	Spread means the excess of the Market Value per Share on the date an Appreciation Right is exercised over (i) the Option Price provided for in the Stock Option granted in tandem with the Appreciation Right or (ii) if there is no tandem Stock Option, the Grant Price provided for in the Appreciation Right, in either case multiplied by the number of shares of Common Stock in respect of which the Appreciation Right is exercised.

(z)	Stock Option means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 6.

(aa)	Subsidiary means (i) any corporation of which at least 50% of the combined voting power of the then outstanding shares of Voting Stock is owned directly or indirectly by the Company, (ii) any partnership of which at least 50% of the profits interest or capital interest is owned directly or indirectly by the Company and (iii) any other entity of which at least 50% of the total equity interest is owned directly or indirectly by the Company.

(bb)	Voting Stock means the securities entitled to vote generally in the election of directors or persons who serve similar functions.
4.	Shares Available Under Plan. The aggregate number of shares of Common Stock that may be (i) subject to an Award of Appreciation Rights or Stock Options or (ii) issued or transferred as Restricted Shares and released from all restrictions or in payment of Performance Shares, Performance Units, Restricted Stock Units or Senior Executive Plan Bonuses will not exceed in the aggregate 5,200,000 shares consisting of (A) 2,200,000 shares originally authorized under the Prior Plan, and (B) an additional 3,000,000 shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. The number of shares of Common Stock available under this Section 4 will be subject to adjustment as provided in Section 14 and will be further adjusted to include shares that relate to Awards that expire or are forfeited. The number of shares of Common Stock available under this Section 4 will not be adjusted to include (i) any shares withheld by, or tendered to, the Company in payment of the Option Price with respect to a Stock Option or in satisfaction of the taxes required to be withheld in connection with any Award granted under the Plan or (ii) any shares subject to an Appreciation Right that are not transferred to a Participant upon exercise of the Appreciation Right.
5.	Limitations on Awards. Awards under the Plan will be subject to the following limitations:
(a)	No more than 5,200,000 shares of Common Stock, subject to adjustment as provided in Section 4, may be subject to an Award of Stock Options that are intended to qualify as incentive stock options under Section 422 of the Code.

(b)	The maximum number of shares of Common Stock that:
(i)	may be subject to Stock Options or Appreciation Rights granted to a Participant during any calendar year will not exceed 100,000 shares plus an additional 100,000 shares with respect to Stock Options or Appreciation Rights granted a Participant who has not previously been employed by the Company or any Subsidiary and
(ii)	may be granted to a Participant during any calendar year as Performance Shares, Restricted Shares or Restricted Stock Units may not exceed 50,000 shares plus an additional 50,000 shares with respect to Performance Shares, Restricted Shares or Restricted Stock Units granted a Participant who has not previously been employed by the Company or any Subsidiary; provided however, that, upon prior approval of the Board, a Senior Officers of the Company may, in addition to any other grants to such individual pursuant to the Plan, receive a one-time grant of up to 500,000 shares with respect to Performance Shares, Restricted Shares or Restricted Stock Units.
     The limitations set forth in this Section 5(b) will apply without regard to whether the applicable Award is settled in cash or in shares of Common Stock.
(c)	The maximum aggregate cash value of payments to any Participant for any Performance Period pursuant to an award of Performance Units will not exceed $1 million.

(d)	The payment of a Senior Executive Plan Bonus to any Participant will not exceed $1 million.
6.	Stock Options. The Committee may from time to time authorize grants of options to any Participant to purchase shares of Common Stock upon such terms and conditions as it may determine in accordance with this Section 6. Each Participant who is a key employee of the Company or any Subsidiary will be eligible to receive a grant of Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code. Each grant of Stock Options may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)	Each grant will specify the number of shares of Common Stock to which it relates.

(b)	Each grant will specify the Option Price, which will not be less than 100% of the Market Value per Share on the Date of Grant.

(c)	Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Participant for at least six months (or, with the consent of the Committee, for less than six months) having an aggregate Market Value per Share at the date of exercise equal to the aggregate Option Price, (iii) with the consent of the Committee, by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant having an aggregate Market Value per Share on the date of exercise equal to the aggregate Option Price or (iv) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (ii) and (iii) will not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock.
(d)	To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.

(e)	Successive grants may be made to the same Participant whether or not any Stock Options or other Awards previously granted to such Participant remain unexercised or outstanding.

(f)	Each grant will specify the required period or periods of continuous service by the Participant with the Company or any Subsidiary that are necessary before the Stock Options or installments thereof will become exercisable.

(g)	Any grant may specify the Management Objectives that must be achieved as a condition to the exercise of the Stock Options.

(h)	Any grant may provide for the earlier exercise of the Stock Options in the event of a change in control or other similar transaction or event.

(i)	Stock Options may be (i) options which are intended to qualify under particular provisions of the Code, (ii) options which are not intended to so qualify or (iii) combinations of the foregoing.

(j)	On or after the Date of Grant, the Committee may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.

(k)	The Committee will have the right to substitute Appreciation Rights for outstanding Options granted to one or more Participants, provided the terms and the economic benefit of the substituted Appreciation Rights are at least equivalent to the terms and economic benefit of such Options, as determined by the Committee in its discretion.

(l)	Any grant may provide for the effect on the Stock Options or any shares of Common Stock issued, or other payment made, with respect to the Stock Options of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary.

(m)	Each grant will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant’s termination of employment or other termination of service by reason of retirement, death, disability or otherwise.
7.	Appreciation Rights. The Committee may also from time to time authorize grants to any Participant of Appreciation Rights upon such terms and conditions as it may determine in accordance with this Section 7. Appreciation Rights may be granted in tandem with Stock Options or separate and apart from a grant of Stock Options. An Appreciation Right will be a right of the Participant to receive from the Company upon exercise an amount which will be determined by the Committee at the Date of Grant and will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. An Appreciation Right granted in tandem with a Stock Option may be exercised only by surrender of the related Stock Option. Each grant of an Appreciation Right may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)	Each grant will state whether it is made in tandem with Stock Options and, if not made in tandem with any Stock Options, will specify the number of shares of Common Stock in respect of which it is made.

(b)	Each grant made in tandem with Stock Options will specify the Option Price and each grant not made in tandem with Stock Options will specify the Grant Price, which in either case will not be less than 100% of the Market Value per Share on the Date of Grant.

(c)	Any grant may provide that the amount payable on exercise of an Appreciation Right may be paid (i) in cash, (ii) in shares of Common Stock having an aggregate Market Value per Share equal to the Spread (or the designated percentage of the Spread) or (iii) in a combination thereof, as determined by the Committee in its discretion.

(d)	Any grant may specify that the amount payable to the Participant on exercise of an Appreciation Right may not exceed a maximum amount specified by the Committee at the Date of Grant.

(e)	Successive grants may be made to the same Participant whether or not any Appreciation Rights or other Awards previously granted to such Participant remain unexercised or outstanding.

(f)	Each grant will specify the required period or periods of continuous service by the Participant with the Company or any Subsidiary that are necessary before the Appreciation Rights or installments thereof will become exercisable, and will provide that no Appreciation Rights may be exercised except at a time when the Spread is positive and, with respect to any grant made in tandem with Stock Options, when the related Stock Options are also exercisable.

(g)	Any grant may specify the Management Objectives that must be achieved as a condition to the exercise of the Appreciation Rights.

(h)	Any grant may provide for the earlier exercise of the Appreciation Rights in the event of a change in control or other similar transaction or event.

(i)	On or after the Date of Grant, the Committee may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.

(j)	Any grant may provide for the effect on the Appreciation Rights or any shares of Common Stock issued, or other payment made, with respect to the Appreciation Rights of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary.

(k)	Each grant will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant’s termination of employment or other termination of service by reason of retirement, death, disability or otherwise.
8.	Restricted Shares. The Committee may also from time to time authorize grants or sales to any Participant of Restricted Shares upon such terms and conditions as it may determine in accordance with this Section 8. Each grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting and other ownership rights, but subject to the restrictions set forth in this Section 8. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)	Each grant or sale may be made without additional consideration or in consideration of a payment by the Participant that is less than the Market Value per Share at the Date of Grant, except as may otherwise be required by the Delaware General Corporation Law.

(b)	Each grant or sale may limit the Participant’s dividend rights during the period in which the shares of Restricted Shares are subject to any such restrictions.

(c)	Each grant or sale will provide that the Restricted Shares will be subject, for a period to be determined by the Committee at the Date of Grant, to one or more restrictions, including without limitation a restriction that constitutes a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and the regulations of the Internal Revenue Service under such section.

(d)	Any grant or sale may specify the Management Objectives that, if achieved, will result in the termination or early termination of the restrictions applicable to the shares.

(e)	Any grant or sale may provide for the early termination of any such restrictions in the event of a change in control or other similar transaction or event.

(f)	Each grant or sale will provide that during the period for which such restriction or restrictions are to continue, the transferability of the Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include without limitation rights of repurchase or first refusal in favor of the Company or provisions subjecting the Restricted Shares to continuing restrictions in the hands of any transferee).

(g)	Any grant or sale may provide for the effect on the Restricted Shares or any shares of Common Stock issued free of restrictions, or other payment made, with respect to the Restricted Shares of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary.

(h)	Each grant or sale will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant’s termination of employment or other termination of service by reason of retirement, death, disability or otherwise.
9.	Restricted Stock Units. The Committee may also from time to time authorize grants or sales to any Participant of Restricted Stock Units upon such terms and conditions as it may determine in accordance with this Section 9. Each grant or sale will constitute the agreement by the Company to issue or transfer shares of Common Stock to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)	Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant, except as may otherwise be required by the Delaware General Corporation Law.

(b)	Each grant or sale will provide that the Restricted Stock Units will be subject to a Deferral Period, which will be fixed by the Committee on the Date of Grant, and any grant or sale may provide for the earlier termination of such period in the event of a change in control or other similar transaction or event.

(c)	During the Deferral Period, the Participant will not have any right to transfer any rights under the Restricted Stock Units, will not have any rights of ownership in the Restricted Stock Units and will not have any right to vote the

Restricted Stock Units, but the Committee may on or after the Date of Grant authorize the payment of dividend equivalents on such shares in cash or Common Stock on a current, deferred or contingent basis.
(d)	Any grant or sale may provide for the effect on the Restricted Stock Units or any shares of Common Stock issued free of restrictions, or other payment made, with respect to the Restricted Stock Units of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary.

(e)	Each grant or sale will be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the Participant’s termination of employment or other termination of service by reason of retirement, death, disability or otherwise.
10.	Performance Shares and Performance Units. The Committee may also from time to time authorize grants to any Participant of Performance Shares and Performance Units, which will become payable upon achievement of specified Management Objectives, upon such terms and conditions as it may determine in accordance with this Section 10. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)	Each grant will specify the number of Performance Shares or Performance Units to which it relates.

(b)	The Performance Period with respect to each Performance Share and Performance Unit will be determined by the Committee at the time of grant.

(c)	Each grant will specify the Management Objectives that, if achieved, will result in the payment of the Performance Shares or Performance Units.

(d)	Each grant will specify the time and manner of payment of Performance Shares or Performance Units which have become payable, which payment may be made in (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Performance Shares or Performance Units which have become payable or (iii) any combination thereof, as determined by the Committee in its discretion at the time of payment.

(e)	Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Date of Grant. Any grant of Performance Units may specify that the amount payable, or the number of shares of Common Stock issued, with respect to the Performance Units may not exceed maximums specified by the Committee on the Date of Grant.

(f)	On or after the Date of Grant, the Committee may provide for the payment to the Participant of dividend equivalents on Performance Shares in cash or Common Stock on a current, deferred or contingent basis.

(g)	Any grant may provide for the effect on the Performance Shares or Performance Units or any shares of Common Stock issued, or other payment made, with respect to the Performance Shares or Performance Units of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary.

(h)	Each grant will be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the payment of the Performance Shares or Performance Units in the event of a change in control or other similar transaction or event and provisions relating to the Participant’s termination of employment or other termination of service by reason of retirement, death, disability or otherwise.
11.	Senior Executive Plan Bonuses. The Committee may from time to time authorize the payment of annual incentive compensation to a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision), which incentive compensation will become payable upon achievement of specified Management Objectives. Subject to Section 5(d), Senior Executive Plan Bonuses will be payable upon such terms and conditions as the Committee may determine in accordance with the following provisions:
(a)	No later than 90 days after the first day of the Company’s fiscal year, the Committee will specify the Management Objectives that, if achieved, will result in the payment of a Senior Executive Plan Bonus for such year.

(b)	Following the close of the Company’s fiscal year, the Committee will certify in writing whether the specified Management Objectives have been achieved. Approved minutes of a meeting of the Committee at which such certification is made will be treated as written certification for this purpose. The Committee will also specify the time and manner of payment of a Senior Executive Plan Bonus which becomes payable, which payment may be made in (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Senior Executive Plan Bonus which has become payable or (iii) any combination thereof, as determined by the Committee in its discretion at the time of payment.

(c)	If a change in control occurs during a Performance Period, the Senior Executive Plan Bonus payable to each Participant for the Performance Period will be determined at the highest level of achievement of the Management Objectives, without regard to actual performance and without proration for less than a full

Performance Period. The Senior Executive Plan Bonus will be paid at such time following the change in control as the Committee determines in its discretion, but in no event later than 30 days after the date of an event which results in a change in control.
(d)	Each grant may be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the Participant’s termination of employment by reason of retirement, death, disability or otherwise.
12.	Awards to Eligible Directors.
(a)	Effective upon the consummation of the Company’s initial public offering, each Eligible Director will be granted Restricted Shares having an aggregate Market Value per Share equal to $25,000 on the Date of Grant.

(b)	Following the Company’s initial public offering, on the date of an Eligible Director’s first election to the Board, if such date is not also the date of an annual meeting of the stockholders of the Company, and immediately after each annual meeting of the stockholders of the Company, each Eligible Director will be granted Restricted Shares having an aggregate Market Value per Share equal to $25,000 on the Date of Grant.

(c)	Each grant of Restricted Shares to an Eligible Director will vest in three equal installments on the first, second and third anniversaries of the Date of Grant and may not be sold or otherwise transferred (other than by will or the laws of descent and distribution) prior to such vesting date. If, prior to a vesting date, an Eligible Director voluntarily resigns or is removed from the Board, the Eligible Director’s unvested Restricted Shares will be forfeited and cancelled. In the event of an Eligible Director’s retirement from the Board, death or disability prior to a vesting date, all unvested Restricted Shares will become fully vested.
13.	Transferability. No Award may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or, with the consent of the Committee, by gifts to family members of the Participant, including to trusts in which family members of the Participant own more than 50% of the beneficial interests, to foundations in which family members of the Participant or the Participant controls the management of assets and to other entities in which more than 50% of the voting interests are owned by family members of the Participant or the Participant. No Stock Option or Appreciation Right granted to a Participant will be exercisable during the Participant’s lifetime by any person other than the Participant or the Participant’s guardian or legal representative or any permitted transferee.
14.	Adjustments.
(a)	The Committee may make or provide for such adjustments in (i) the maximum number of shares of Common Stock specified in Sections 4 and 5,

(ii) the number of shares of Common Stock covered by outstanding Stock Options, Appreciation Rights, Performance Shares and Restricted Stock Units granted under the Plan, (iii) the Option Price or Grant Price applicable to any Stock Options and Appreciation Rights, and (iv) the kind of shares covered by any such Awards (including shares of another issuer), as the Committee in its discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (y) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (z) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of all Awards so replaced. Moreover, the Committee may on or after the Date of Grant provide in the Evidence of Award under the Plan that the holder of the Award may elect to receive an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Committee may provide that the holder will automatically be entitled to receive such an equivalent award.

(b)	The Committee may accelerate the payment of, or vesting with respect to, any Award under the Plan upon the occurrence of a transaction or event described in this Section 14; provided, however, that in the case of any Award that constitutes a deferral of compensation within the meaning of Section 409A of the Code, the Committee will not accelerate the payment of the Award unless it determines in good faith that such transaction or event satisfies the requirements of a change in control event under guidance issued by the Secretary of the Treasury under Section 409A.
15.	Fractional Shares. the Company will not be required to issue any fractional share of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
16.	Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. In addition, if permitted by the Committee, the Participant or such other person may elect to have any withholding obligation of the Company satisfied with shares of Common Stock that would otherwise be transferred to the Participant or such other person in payment of the Participant’s Award.

However, without the consent of the Committee, shares of Common Stock will not be withheld in excess of the minimum number of shares required to satisfy the Company’s withholding obligation.
17.	Administration of the Plan.
(a)	Unless the administration of the Plan has been expressly assumed by the Board pursuant to a resolution of the Board, the Plan will be administered by the Committee. A majority of the Committee will constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Committee.

(b)	The Committee has the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing an Award. The interpretation and construction by the Committee of any such provision and any determination by the Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith.

(c)	It is the Company’s intention that any Award granted under the Plan that constitutes a deferral of compensation within the meaning of Section 409A of the Code and the guidance issued by the Secretary of the Treasury under Section 409A satisfy the requirements of Section 409A. In granting such an Award, the Committee will use its best efforts to exercise its authority under the Plan with respect to the terms of such Award in a manner that the Committee determines in good faith will cause the Award to comply with Section 409A and thereby avoid the imposition of penalty taxes and interest upon the Participant receiving the Award.

(d)	If the administration of the Plan is assumed by the Board pursuant to Section 17(a), the Board will have the same authority, power, duties, responsibilities and discretion given to the Committee under the terms of the Plan.
18.	Amendments and Other Matters.
(a)	The Plan may be amended from time to time by the Committee or the Board but may not be amended without further approval by the stockholders of the Company if such amendment would result in the Plan no longer satisfying any applicable requirements of the New York Stock Exchange (or the principal national securities exchange on which the Common Stock is traded), Rule 16b-3 or Section 162(m) of the Code.

(b)	Neither the Committee nor the Board will authorize the amendment of any outstanding Stock Option to reduce the Option Price without the further approval of the stockholders of the Company. Furthermore, no Stock Option will be cancelled and replaced with Stock Options having a lower Option Price without further approval of the stockholders of the Company. The provisions of this Section 18(b) are intended to prohibit the repricing of “underwater” Stock Options and will not be construed to prohibit the adjustments provided for in Section 14.
(c)	The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Award.

(d)	The Plan does not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(e)	If the Committee determines, with the advice of legal counsel, that any provision of the Plan would prevent the payment of any Award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code from so qualifying, such Plan provision will be invalid and cease to have any effect without affecting the validity or effectiveness of any other provision of the Plan.
19.	Governing Law. The Plan, all Awards and all actions taken under the Plan and the Awards will be governed in all respects in accordance with the laws of the State of Delaware, including without limitation, the Delaware statute of limitations, but without giving effect to the principles of conflicts of laws of such State.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

ALON USA ENERGY, INC.

INTERNET
http://www.proxyvoting.com/alj
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼   FOLD AND DETACH HERE   ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS ALON’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010 AND THE APPROVAL OF THE ALON USA ENERGY, INC. AMENDED AND RESTATED 2005 INCENTIVE COMPENSATION PLAN.

Please mark your votes as indicated in this example	☒

		FOR	WITHHOLD	*EXCEPTIONS
		ALL	FOR ALL

1. ELECTION OF DIRECTORS		☐	☐	☐

Nominees:

01 Itzhak Bader	06 Jeff D. Morris
02 Boaz Biran	07 Yeshayahu Pery
03 Shlomo Even	08 Zalman Segal
04 Avinadav Grinshpon	09 Avraham Shochat
05 Ron W. Haddock	10 David Wiessman
(*INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and strike through that nominee’s name.)

	FOR	AGAINST	ABSTAIN

2. Ratification of the appointment of KPMG LLP as Alon’s independent registered public accounting firm for 2010.	☐	☐	☐

3. Approval of the Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan.	☐	☐	☐
Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The stockholder below acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each of which has been furnished herewith.
PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.
This proxy will be governed by and construed in accordance with the laws of the state of Delaware and applicable federal securities laws.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Alon USA Energy, Inc. account online.
Access your Alon USA Energy, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Alon USA Energy, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect ®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163
Choose MLink SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect ® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
▼   FOLD AND DETACH HERE   ▼
ALON USA ENERGY, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2010
     David Wiessman and Jeff D. Morris, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock, par value $0.01 per share, of Alon USA Energy, Inc. held of record by the undersigned on March 15, 2010, at the Annual Meeting of Stockholders to be held at 9:00 a.m. Dallas, Texas time on May 4, 2010, at The Frontiers of Flight Museum located at 6911 Lemmon Avenue, Dallas, Texas 75209 and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked.
     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1, 2 AND 3.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
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